Exhibit (b)(1)

EXECUTION VERSION

DEUTSCHE BANK AG NEW YORK BRANCH DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH DEUTSCHE BANK SECURITIES INC. 60 Wall Street New York, New York 10005	CREDIT SUISSE SECURITIES (USA) LLC CREDIT SUISSE AG Eleven Madison Avenue New York, New York 10010

MORGAN STANLEY SENIOR FUNDING, INC. 1585 Broadway New York, NY 10036	UBS AG, STAMFORD BRANCH 677 Washington Boulevard Stamford, Connecticut 06901 UBS SECURITIES LLC 299 Park Avenue New York, New York 10171

CONFIDENTIAL

January 15, 2014

Queso Holdings Inc.

c/o Apollo Management VIII, L.P.

9 West 57th Street

43rd Floor

New York, New York 10019

Attention: Scott Ross

Ladies and Gentlemen:

Project Token

$875 million Senior Secured Credit Facilities

$305 million Senior Unsecured Bridge Facility

Commitment Letter

You have advised Deutsche Bank AG New York Branch (“DBNY”), Deutsche Bank AG Cayman Islands Branch (“DBCI” and together with DBNY, “DB”), Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate (“CS”), Morgan Stanley Senior Funding, Inc. (“MSSF”), UBS AG, Stamford Branch (“UBS” and, together with DB, CS and MSSF, each, a “Bank” or an “Initial Lender” and collectively, the “Banks” or the “Initial Lenders”), Deutsche Bank Securities Inc. (“DBSI”), Credit Suisse Securities (USA) LLC (“CS Securities”) and UBS Securities LLC (“UBSS” and, together with DBSI, CS Securities and MSSF, each, an “Arranger” and collectively, the “Arrangers” and, together with the Banks and their respective affiliates, the “Financial Institutions”, “we” or “us”), that Queso Holdings Inc., a Delaware corporation (“Holdings”), Q Merger Sub Inc., a Kansas corporation and a newly formed wholly-owned subsidiary of Holdings (“Merger Sub” and, together with Holdings, “you”), and CEC Entertainment, Inc., a Kansas corporation (the “Target”), intend to enter an agreement and plan of merger (the “Merger Agreement”) and to consummate the other Transactions described herein (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Senior Facilities Term Sheet”) or the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Senior Unsecured Bridge Facility Term Sheet” and, together with the Senior Facilities Term Sheet, the “Term Sheets”). Pursuant to the Merger Agreement, it is intended that Merger Sub will be merged with and into the Target, with the Target surviving as a wholly-owned subsidiary of Holdings (the “Merger”).

You have further advised us that, in connection therewith, and subject solely to the conditions set forth in Section 6 of this Commitment Letter, each of the Term Sheets under the paragraph titled “Conditions

Precedent to Initial Borrowing” and Exhibit C hereto (a) the Borrower will obtain the senior secured credit facilities (the “Senior Facilities”) described in the Senior Facilities Term Sheet, in an aggregate principal amount of $875 million and (b) the Borrower will, at its option, either (i) issue senior unsecured notes (the “Senior Unsecured Notes”) in a Rule 144A or other private placement yielding $305 million in aggregate gross cash proceeds and/or (ii) if any or all of the Senior Unsecured Notes are not issued on or prior to the date of the initial borrowings under the Senior Facilities (the “Closing Date”) and the proceeds thereof made available to you on the Closing Date, borrow up to such unissued amount in the form of senior unsecured bridge loans under the senior unsecured bridge loan facility (the “Senior Unsecured Bridge Facility”) described in the Senior Unsecured Bridge Facility Term Sheet. The Senior Facilities and the Senior Unsecured Bridge Facility are collectively referred to herein as the “Facilities”.

1. Commitments.

In connection with the foregoing, (a) DBNY is pleased to advise you of its several, but not joint, commitment to provide 25% of the principal amount of the Senior Facilities, (b) DBCI is pleased to advise you of its several, but not joint, commitment to provide 25% of the principal amount of the Senior Unsecured Bridge Facility, (c) CS is pleased to advise you of its several, but not joint, commitment to provide 25% of the principal amount of the Facilities, (d) MSSF is pleased to advise you of its several, but not joint, commitment to provide 25% of the principal amount of the Facilities and (e) UBS is pleased to advise you of its several, but not joint, commitment to provide 25% of the principal amount of the Facilities, in each case upon the terms and subject to the conditions set forth in this commitment letter (including the Term Sheets and other attachments hereto, this “Commitment Letter”).

You shall have the right, at any time until 14 days after the date this Commitment Letter and the Fee Letter referred to below are executed and delivered by you, to obtain commitments from additional banks, financial institutions and other entities (the “Additional Initial Lenders”) to assume the rights and obligations of the Initial Lenders hereunder in respect of up to 20% of the commitments under the Facilities (allocated ratably among the Facilities); provided that no Additional Initial Lender shall receive economics that are greater than the economics allocated to an Initial Lender hereunder; provided, further, that the Additional Initial Lenders and the assignment and assumption documentation shall be reasonably acceptable to the Arrangers. The Initial Lenders’ commitments (and any commitment held by any and all lenders to which any Initial Lender assigns a portion of its commitments in accordance with the terms hereof prior to the execution of such documentation other than to Additional Initial Lenders) shall be reduced pro rata by the aggregate amount of commitments held by the Additional Initial Lenders upon the execution by such Additional Initial Lenders of such documentation and each such Additional Initial Lender’s several commitment shall be allocated pro rata among the Facilities.

2. Titles and Roles.

It is agreed that (a) each of DBSI, CS Securities, MSSF and UBSS will act as a joint bookrunner and a joint lead arranger for the Facilities, (b) DBNY will act as sole administrative agent and collateral agent for the Senior Facilities and (c) CS will act as sole administrative agent for the Senior Unsecured Bridge Facility, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. You may appoint additional co-agents and one or more joint bookrunners and joint lead arrangers reasonably acceptable to the Arrangers. You agree that (i) DB and DBSI will have “left” placement in any and all marketing materials or other documentation used in connection with the Senior Facilities and the role and responsibilities customarily associated with such placement and (ii) CS Securities will have “left” placement in any and all marketing materials or other documentation used in connection with the Senior Unsecured Bridge Facility and the role and responsibilities customarily associated with such placement. You and we further agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with the Facilities unless you and we shall so agree.

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3. Syndication.

Subject to Section 9 of this Commitment Letter, we reserve the right, prior to and/or after the execution of definitive documentation for the Facilities (which will be drafted by your counsel), to syndicate all or a portion of the Initial Lenders’ commitments with respect to the Facilities to a group of banks, financial institutions and other institutional lenders (together with the Initial Lenders and the Additional Initial Lenders, the “Lenders”) identified by us in consultation with you and subject to your consent (such consent not to be unreasonably withheld or delayed). Notwithstanding anything to the contrary contained herein, any resales or assignments of the Senior Facilities or the Senior Unsecured Bridge Loans by any Lender (including the Initial Lenders) on or following the Closing Date shall be governed by the provisions of the Senior Facilities or the Senior Unsecured Bridge Facility, as applicable, as set forth in the Term Sheets. Each Lender further agrees not to syndicate any of the commitments with respect to the Facilities to certain financial institutions and other entities that have been specified by you in writing on or prior to the date hereof or competitors of the Target and its subsidiaries specified by you in writing on or prior to the date hereof (it being understood that additional bona fide competitors of the Target may be designated in writing by you following the earlier to occur of a Successful Syndication (as defined in the Fee Letter) and 60 days after the Closing Date) (collectively, the “Disqualified Lenders”). We intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree to assist us in completing a syndication that is reasonably satisfactory to us and you until the earlier to occur of a Successful Syndication and 60 days after the Closing Date. During such period, such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit from Sponsor’s and your existing lending and investment banking relationships and, to the extent practical and appropriate, the existing lending and investment banking relationships of the Target and its subsidiaries, (b) direct contact between appropriate members of senior management, certain representatives and certain non-legal advisors of you (and, subject always to the extent expressly provided in the Merger Agreement, your using commercially reasonable efforts to cause direct contact between appropriate members of senior management, certain representatives and certain non-legal advisors of the Target and its subsidiaries) and the proposed Lenders, in all such cases at times mutually agreed upon, (c) assistance by you and the Sponsor (and, subject always to the extent expressly provided in the Merger Agreement, your using commercially reasonable efforts to cause the assistance by the Target and its subsidiaries) in the preparation of a customary Confidential Information Memorandum for each of the Facilities and other customary marketing materials to be used in connection with the syndication of the Facilities, (d) your using commercially reasonable efforts to obtain (which use of commercially reasonable efforts shall not require you to change the proposed terms of the Facilities), upon our request, (i) public ratings for the Senior Facilities and the Senior Unsecured Notes, and if requested by the Arrangers, the Senior Unsecured Bridge Facility and (ii) a public corporate credit rating and public corporate family rating in respect of the Borrower, in each case, from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively, not later than the Closing Date and (e) the hosting, with the Arrangers, of up to three meetings of prospective Lenders at times and locations mutually agreed upon. Without limiting your obligations to assist with syndication efforts as set forth above, neither the receipt of such ratings nor the commencement, conduct or completion of such syndication is a condition to the commitments or the funding of the Facilities on the Closing Date.

You agree, at the request of the Arrangers, to assist us in the preparation of a version of the Confidential Information Memorandum and other customary marketing materials to be used in connection with the syndication of the Facilities, consisting exclusively of information and documentation that is either (i) publicly available or (ii) not material with respect to Holdings, the Borrower, the Target or its subsidiaries or any of their respective securities for purposes of United States Federal and state securities laws (all such information and documentation being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information”. It is understood that, in connection with your assistance described above, customary authorization letters, consistent with the terms of this Commitment Letter, will be included in any information package and presentation whereby you authorize the distribution of such information to prospective Lenders containing a representation substantially consistent with the first sentence of Section 4 of this Commitment Letter and a representation by you to the Financial Institutions

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that the Public Lender Information does not include material nonpublic information about Holdings, the Borrower, the Target, their respective subsidiaries or their securities and exculpating us with respect to any liability related to the use of the contents of such Public Lender Information or any related marketing material by the recipients thereof. You acknowledge and agree that, subject to the confidentiality and other provisions of Section 12 of this Commitment Letter, the following documents may be distributed to potential Lenders wishing to receive only Public Lender Information (unless you or your counsel promptly notify us (including by email) otherwise and provided that you and your counsel have been given a reasonable opportunity to review such documents and comply with applicable securities law disclosure obligations): (a) drafts that are not marked confidential and final definitive documentation with respect to the Facilities; (b) administrative materials prepared by the Arrangers for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (c) notification of changes in the previously disclosed terms of the Facilities. You also agree to use commercially reasonable efforts to identify that portion of any other Information (as defined below) or Projections (as defined below) (collectively, the “Borrower Materials”) to be distributed to “public side” lenders (i.e., lenders that do not wish to receive material non-public information with respect to Holdings, the Borrower, the Target, their respective subsidiaries or any of their respective securities), including by clearly and conspicuously marking such materials “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Borrower Materials “PUBLIC”, you shall be deemed to have authorized the Arrangers and the proposed Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Holdings, the Borrower, the Target or their respective subsidiaries or any of their respective securities for purposes of United States Federal and state securities laws (it being understood that you shall not be under any obligation to mark the Borrower Materials “PUBLIC”).

The Arrangers will manage all aspects of any syndication in consultation with you, including (in each case subject to the provisions set forth in this Commitment Letter), decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders, any naming rights and the amount and distribution of fees among the Lenders. To assist the Arrangers in their syndication efforts, you agree promptly to prepare and provide (and to use commercially reasonable efforts to cause the Target and its subsidiaries to provide) to the Arrangers all customary information reasonably requested by the Arrangers that is reasonably available to you with respect to Holdings, the Borrower, the Target and their respective subsidiaries, and the Transactions, including customary financial information and projections (the “Projections”), as the Arrangers may reasonably request in connection with the structuring, arrangement and syndication of the Facilities. Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Arrangers as a condition precedent to closing shall be those required to be delivered pursuant to Exhibit C hereof.

You hereby agree that, prior to the earlier of a Successful Syndication and 60 days after the Closing Date, there shall be no competing issues, offerings or placements of debt securities or commercial bank or other credit facilities by or on behalf of you or the Borrower, and you will use commercially reasonable efforts to ensure that there are no competing issues, offerings or placements of debt securities or commercial bank or other credit facilities by or on behalf of the Target or its subsidiaries, being offered, placed or arranged, in each case in connection with the Transactions (other than the Facilities, the Senior Unsecured Notes or any indebtedness of the Target and its subsidiaries permitted to be incurred or outstanding pursuant to the Merger Agreement and other indebtedness incurred in the ordinary course of business of the Target and its subsidiaries for capital expenditures and working capital purposes), without the consent of the Arrangers, if such issuance, offering, placement or arrangement would reasonably be expected to materially impair the primary syndication of the Facilities or the offering of the Senior Unsecured Notes.

4. Information.

You hereby represent that (with respect to information relating to the Target and its subsidiaries, to the best of your knowledge) (a) all written factual information (other than the Projections, forward looking

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information and information of a general economic or industry specific nature) (the “Information”) that has been or will be made available to us by you, the Target, the Sponsor or any of your or their representatives on your behalf in connection with the transactions contemplated hereby, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates provided thereto) and (b) the Projections and other forward looking information that have been or will be made available to us by you, the Target, the Sponsor or any of your or their respective representatives on your behalf in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time such Projections are made available to us; it being understood by the Lenders that such Projections are as to future events and are not to be viewed as facts, such Projections are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized. You agree that, if at any time prior to the earlier of the occurrence of a Successful Syndication and the date that is 60 days after the Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect (to the best of your knowledge with respect to Information and Projections and any forward looking information relating to the Target and its subsidiaries) in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will use commercially reasonable efforts to promptly supplement the Information and the Projections so that such representations will be correct (to the best of your knowledge with respect to Information and Projections relating to the Target and its subsidiaries) in all material respects under those circumstances. In arranging and syndicating the Facilities, we will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof.

5. Fees.

As consideration for the Initial Lenders’ commitments hereunder, and our agreements to perform the services described herein, you agree to pay (or to cause the Borrower to pay) to us the fees set forth in this Commitment Letter and in the fee letter dated the date hereof and delivered herewith with respect to the Facilities (the “Fee Letter”) on the terms and subject to the conditions set forth therein. Once paid, such fees shall not be refundable under any circumstances except as agreed to between you and us.

6. Conditions Precedent.

The Initial Lenders’ obligations to fund their respective commitments hereunder, and our agreements to perform the services described herein, are subject solely to (a) the execution and delivery of definitive documentation with respect to the Facilities on the terms set forth in the Term Sheets, consistent with the Documentation Precedent (as defined in the Fee Letter), and (b) the satisfaction (or waiver by the Initial Lenders) in all material respects of the conditions set forth in each of the Term Sheets under the paragraph titled “Conditions Precedent to Initial Borrowing” and Exhibit C hereto. There shall be no conditions to closing and funding other than those expressly referred to in this Section 6.

7. Indemnification; Expenses.

You agree (a) to indemnify and hold harmless each Financial Institution and its affiliates, and the respective officers, directors, employees, agents, controlling persons, members and representatives of each Financial Institution and its affiliates, and the successors and assigns of each of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Transactions, the Facilities or any related transaction or any actual or threatened claim, actions, suits, inquiries, litigation, investigation or proceeding (any such claim, actions, suits,

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inquiries, litigation, investigation or proceeding, a “Proceeding”) relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by you, your or the Target’s equity holders, creditors or any other third party or by the Borrower, the Target or any of their respective subsidiaries or affiliates), and to reimburse each such Indemnified Person promptly upon demand for any reasonable documented out-of-pocket legal expenses incurred in connection with investigating or defending any of the foregoing by one firm of counsel for all Indemnified Persons, taken as a whole (and, if necessary, by a single firm of local counsel in each appropriate jurisdiction for all Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel with your prior consent (not to be unreasonably withheld), of another firm of counsel for such affected Indemnified Person)) or other reasonable documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing or in connection with the enforcement of any provision of this Commitment Letter or the Fee Letter; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to (A) losses, claims, damages, liabilities or related expenses (i) to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlled or controlling affiliates or any of its or their respective officers, directors, employees, controlling persons, members or representatives (collectively, such Indemnified Person’s “Related Persons”) (provided that each reference to “representatives” pertains solely to such representatives involved in the negotiation or syndication of this Commitment Letter and the Facilities), or (ii) arising out of a material breach by such Indemnified Person (or any of such Indemnified Person’s Related Persons) of its obligations under this Commitment Letter (as determined by a court of competent jurisdiction in a final and non-appealable judgment), or (iii) arising out of any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of you, the Borrower or any of your respective affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against any Financial Institution in its capacity or in fulfilling its role as an administrative agent or Arranger under the Facilities), (B) any settlement entered into by such Indemnified Person (or any of such Indemnified Person’s Related Persons) without your written consent (such consent not to be unreasonably withheld, delayed or conditioned), provided, however, that the foregoing indemnity will apply to any such settlement in the event that you were offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to assume such defense, or (C) any expenses exclusively of the type referred to in clause (b) of this sentence except to the extent such expenses would otherwise be of the type referred to in clause (a), and (b) in the event the Closing Date occurs, to reimburse the Financial Institutions from time to time, upon presentation of a reasonably detailed summary statement, for all reasonable documented out-of-pocket expenses (including but not limited to expenses of our due diligence investigation, fees of consultants hired with your prior written consent (such consent not to be unreasonably withheld or delayed), syndication expenses, travel expenses and fees, disbursements and other charges of counsel identified in the Term Sheets and of a single firm of local counsel to the Arrangers in each appropriate jurisdiction retained with your prior written consent (such consent not to be unreasonably withheld or delayed) (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel with your prior written consent (not to be unreasonably withheld or delayed), of another firm of counsel for such affected Indemnified Person)), in each case, incurred in connection with the Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the definitive documentation for the Facilities and any ancillary documents or security arrangements in connection therewith. It is further agreed that the Financial Institutions shall have no liability to any person other than you, and you shall have no liability to any person other than the Financial Institutions and the Indemnified Persons in connection with this Commitment Letter, the Fee Letter, the Facilities or the transactions contemplated hereby. No Indemnified Person shall be liable for any damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems except to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its Related Persons. None of the Indemnified Persons or (except solely as a result of your indemnification obligations set forth above to the extent an Indemnified Person is found so liable)

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you, the Sponsor or any of your or its respective affiliates or the respective directors, officers, employees, advisors, and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letter, the Facilities or the transactions contemplated hereby. The provisions of this Section 7 shall be superseded in each case by the applicable provisions contained in the definitive financing documentation upon execution thereof and thereafter shall have no further force and effect. You shall not, without the prior written consent of each applicable Indemnified Person (which consent, except with respect to a settlement including a statement of the type referred to in clause (b) below, shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (a) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Proceedings, (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person and (c) includes customary confidentiality and non-disparagement agreements.

8. Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

You acknowledge that we may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise. We will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to other companies. You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.

You further acknowledge and agree that (a) each Financial Institution will act as an independent contractor and no fiduciary, advisory or agency relationship between you and us is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether we have advised or are advising you on other matters, (b) each Financial Institution is acting solely as a principal and not as an agent of yours hereunder and the Financial Institutions, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of us, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that we are engaged in a broad range of transactions that may involve interests that differ from your interests and that we do not have any obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship and (e) you waive, to the fullest extent permitted by law, any claims you may have against us for breach of fiduciary duty or alleged breach of fiduciary duty and agree that we shall not have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

You further acknowledge that each of us is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we may provide investment banking and other financial services to, and/or acquire, hold or sell, for our own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Borrower, the Target and its subsidiaries and other companies with which you, the Borrower or the Target or its subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by us, or any of our customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

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9. Assignments; Amendments; Governing Law, Etc.

This Commitment Letter shall not be assignable by any party hereto (other than by you to the Borrower or one of your affiliates (other than any portfolio company of the Sponsor), in any case that will, after giving effect to the Transactions, (i) own (directly or indirectly), the Target or be a successor to the Target and (ii) be controlled by the Sponsor), without the prior written consent of each other party hereto (not to be unreasonably withheld) and any attempted assignment without such consent shall be null and void, is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly provided for herein); provided that each Initial Lender may assign its commitments hereunder (subject to the provisions set forth in this Commitment Letter) to one or more prospective Lenders, provided further that, except for assignments to Additional Initial Lenders as set forth above, such Initial Lender shall not be released from the portion of its commitment hereunder so assigned to the extent such assignee fails to fund the portion of the commitment assigned to it on the Closing Date notwithstanding the satisfaction of the conditions to such funding set forth herein. Unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. Any and all obligations of, and services to be provided by, each of us hereunder (including, without limitation, our commitments as an Initial Lender) may be performed and any and all of our rights hereunder may be exercised by or through any of our respective affiliates or branches and, in connection with such performance or exercise, we may, subject to Section 12, exchange with such affiliate or branches information concerning you and your affiliates that may be the subject of the transactions contemplated hereby and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to us hereunder and be subject to the obligations undertaken by us hereunder.

This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by us and you.

This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

You acknowledge that information and documents relating to the Facilities may be transmitted through Syndtrak, Intralinks, the internet, e-mail or similar electronic transmission systems, and that no Indemnified Person or any of its Related Persons shall be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner except to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its Related Persons. Each of us may, in consultation with you, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as we may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise describing the names of the Borrower and its affiliates (or any of them), and the amount, type and closing date of such Transactions, all at the expense of the applicable Financial Institution. This Commitment Letter and the Fee Letter supersede all prior understandings, whether written or oral, between us with respect to the Facilities. THIS COMMITMENT LETTER, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE IN ANY WAY TO THIS COMMITMENT LETTER, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE

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WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW; provided, however, that (A) the interpretation of the definition of “Material Adverse Change” and whether or not a Material Adverse Change has occurred (in each case solely for purposes of the conditions to funding of the Facilities on the Closing Date) and (B) the determination of the accuracy of any Target Representations (as defined in Exhibit C) and whether as a result of any inaccuracy thereof you have (or any of your assignees under the Merger Agreement has) a right to terminate your or their obligations thereunder or to not consummate the Merger shall be governed by the law governing the Merger Agreement.

10. Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, and agrees that all claims in respect of any such action or proceeding shall be brought, heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any such New York State or Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court, and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us at the respective addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

11. Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

12. Confidentiality.

This Commitment Letter is delivered to you on the understanding that none of the Fee Letter and its terms or substance or, prior to your acceptance hereof, this Commitment Letter and its terms or substance, shall be disclosed, directly or indirectly, by you to any other person except (a) to the Sponsor and to your and the Sponsor’s officers, directors, employees, attorneys, agents, accountants, advisors, controlling persons and equity holders who are directly involved in the consideration of this matter on a confidential basis or (b) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities (in which case you agree to inform us promptly thereof to the extent permitted by law); provided, that (x) you may disclose this Commitment Letter and the contents hereof (but not the Fee Letter or the contents thereof other than pursuant to clause (i) below and only if redacted in a manner reasonably satisfactory to the Arrangers) (i) to the Target and its subsidiaries and their respective officers, directors, employees, attorneys, agents, accountants, advisors, controlling persons and equity holders who are directly involved in the consideration of this matter, in each case on a confidential basis, (ii) in any syndication or other marketing materials, prospectus or other offering memorandum, or any public or regulatory filing in each case relating to the Facilities or the Senior Unsecured Notes, (iii) to any rating agencies, (iv) to potential debt providers in coordination with us to obtain commitments to the Facilities from such potential debt providers and

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(v) to the extent such information becomes publicly available other than by reason of improper disclosure by you in violation of any confidentiality obligations hereunder, (y) you may disclose the aggregate amounts contained in the Fee Letter as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Facilities and/or the Senior Unsecured Notes or to the extent customary or required in any public or regulatory filing relating to the Transactions and (z) you may disclose the Fee Letter and the contents thereof to prospective Additional Initial Lenders who have agreed to be bound by confidentiality restrictions with respect thereto on substantially the terms set forth in the next paragraph; provided, further that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and the contents thereof) after the Closing Date.

We shall use all nonpublic information received by us and our affiliates in connection with this Commitment Letter and the transactions contemplated hereby solely for the purposes of negotiating, evaluating and consulting on the transactions contemplated hereby and providing the services that are the subject of this Commitment Letter and shall treat confidentially, together with the terms and substance of this Commitment Letter and the Fee Letter, all such information; provided, however, that nothing herein shall prevent us from disclosing any such information (a) to rating agencies, (b) to any Lenders, participants or hedging counterparties or prospective Lenders, participants or hedging counterparties who have agreed to be bound by confidentiality and use restrictions in accordance with the proviso to this sentence, (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case we shall promptly notify you, in advance, to the extent permitted by law), (d) upon the request or demand of any regulatory authority having jurisdiction over us or our respective affiliates (in which case we shall, except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent reasonably practical and permitted by law), (e) to our officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents (collectively, “Representatives”) who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential (and each of us shall be responsible for our respective Representatives’ compliance with this paragraph), (f) to any of our respective affiliates and their Representatives (provided that any such affiliate or Representative is advised of its obligation to retain such information as confidential, and each of us shall be responsible for our respective affiliates’ compliance with this paragraph) to be utilized solely in connection with rendering services to you or the Borrower in connection with the Transactions, (g) to the extent any such information becomes publicly available other than by reason of disclosure by us, our affiliates or any of our respective Representatives in breach of this Commitment Letter, (h) to the extent that such information is received by us from a third party that is not, to our knowledge, subject to confidentiality obligations owing to you, the Target or any of your or its respective affiliates or related parties, (i) to the extent that such information is independently developed by us, (j) for purposes of establishing a “due diligence” defense (in which case we shall promptly notify you, in advance, to the extent permitted by law) or (k) to the extent that such information was already in our possession prior to any duty or other undertaking of confidentiality entered into in connection with the Transactions or is independently developed by us; provided that the disclosure of any such information to any Lenders, prospective Lenders, participants, prospective participants, hedging counterparties or prospective hedging counterparties referred to above shall be made subject to the acknowledgment and acceptance by such Lender, prospective Lender, participant, prospective participant, hedging counterparty or prospective hedging counterparty that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and us, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with our standard syndication processes or customary market standards for dissemination of such type of information. The provisions of this paragraph shall automatically terminate and be superseded by the confidentiality provisions to the extent covered in the definitive documentation for the Facilities upon the initial funding thereunder and shall in any event automatically terminate two years following the date of this Commitment Letter. Please note that we and our affiliates do not provide tax, accounting or legal advice. Notwithstanding any other provision herein, this Commitment Letter does not limit the disclosure of any tax strategies to the extent required by applicable law.

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13. Surviving Provisions.

The compensation, reimbursement, indemnification, absence of fiduciary relationship, confidentiality, syndication, information, jurisdiction, governing law and waiver of jury trial provisions contained herein and in the Fee Letter and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect in accordance with their terms notwithstanding the termination of this Commitment Letter or the Initial Lenders’ commitments hereunder and our agreements to perform the services described herein; provided, that your obligations under this Commitment Letter and the Fee Letter, other than those provisions relating to confidentiality, compensation and to the syndication of the Facilities, shall automatically terminate and be superseded by the definitive documentation relating to the Facilities upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or the Initial Lenders’ commitments with respect to the Facilities (or portion thereof pro rata among the Initial Lenders) hereunder at any time subject to the preceding sentence.

14. PATRIOT Act Notification.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each Lender is required to obtain, verify and record information that identifies the Borrower, and the Guarantors, which information includes the name, address, tax identification number and other information regarding the Borrower and the Guarantors that will allow such Lender to identify the Borrower and the Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Financial Institution and each Lender.

15. Acceptance and Termination.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on January 17, 2014. The Initial Lenders’ commitments hereunder, and our agreements to perform the services described herein, will expire automatically and without further action or notice and without further obligation to you at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence. In the event that (i) the Closing Date does not occur on or before July 14, 2014, (ii) the Merger Agreement is terminated without the consummation of the Merger having occurred or (iii) the closing of the Merger (x) in the case of the Senior Facilities, without the use of the Senior Facilities or (y) in the case of the Senior Unsecured Bridge Facility, without the use of the Senior Unsecured Bridge Facility, then this Commitment Letter and the Initial Lenders’ commitments hereunder, and our agreements to perform the services described herein, shall automatically terminate without further action or notice and without further obligation to you unless we shall, in our discretion, agree to an extension.

[Remainder of this page intentionally left blank]

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Merger.

Very truly yours,

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Dusan Lazarov
Name: Dusan Lazarov
Title: Director

By:	/s/ Michael Getz
Name: Michael Getz
Title: Vice President

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

By:	/s/ Dusan Lazarov
Name: Dusan Lazarov
Title: Director

By:	/s/ Michael Getz
Name: Michael Getz
Title: Vice President

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Edwin E. Roland
Name: Edwin E. Roland
Title: Managing Director

By:	/s/ Nicholas Hayes
Name: Nicholas Hayes
Title: Managing Director

[Commitment Letter-Signature Page]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Robert Hetu
Name: Robert Hetu
Title: Authorized Signatory

By:	/s/ Ryan Long
Name: Ryan Long
Title: Authorized Signatory

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Joseph Kieffer
Name: Joseph Kieffer
Title: Authorized Signatory

[Commitment Letter-Signature Page]

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Olalekan J. Lawal
Name: Olalekan J. Lawal
Title: Authorized Signatory

[Commitment Letter-Signature Page]

UBS AG STAMFORD BRANCH

By:	/s/ Michael Lawton
Name: Michael Lawton
Title: Leveraged Capital Markets Executive Director

By:	/s/ David Barth
Name: David Barth
Title: Managing Director

UBS SECURITIES LLC

By:	/s/ Michael Lawton
Name: Michael Lawton
Title: Leveraged Capital Markets Executive Director

By:	/s/ David Barth
Name: David Barth
Title: Managing Director

[Commitment Letter-Signature Page]

Accepted and agreed to as of the date first above written:

QUESO HOLDINGS INC.

By:	/s/ Scott I. Ross
Name: Scott I. Ross
Title: President

[Commitment Letter-Signature Page]

EXHIBIT A

Project Token

$725 million Senior Secured Term Facility

$150 million Senior Secured Revolving Facility

Summary of Principal Terms and Conditions1

Borrower:	Q Merger Sub Inc., a Kansas corporation (“Merger Sub”), all of the outstanding equity interests of which are owned by Queso Holdings Inc., a Delaware corporation (“Holdings”), in each case, formed and controlled by affiliates of Apollo Management VIII, L.P. (together with its affiliates, the “Sponsor”).

Transactions:	Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Target on the Closing Date, with the Target surviving such merger as a wholly-owned subsidiary of Holdings. Prior to the Closing Date, Merger Sub may commence a tender offer to purchase all of the shares of common stock of the Target (the “Tender Offer”) and, if such shares are accepted for purchase pursuant to the terms of the Merger Agreement and the Tender Offer, such purchase will occur on the Closing Date prior to such merger. In connection with the Merger: (a) the Sponsor will contribute an aggregate amount in cash (the “Equity Contribution”) in the form of common equity, or other equity on terms reasonably acceptable to the Lead Arrangers, and which shall be further contributed to the Borrower, which would cause the equity interests of Holdings (including roll over or contributed equity not to exceed an amount to be agreed), to represent not less than 25% of the total pro forma consolidated capitalization of Holdings (excluding for purposes of this determination increased levels of debt as a result of all OID and/or upfront fees in respect of the Facilities and/or the Senior Unsecured Notes and any outstanding letters of credit (to the extent undrawn)), (b) the Borrower will obtain the Senior Facilities (as defined below), (c) the Borrower will, at its option, either (i) issue Senior Unsecured Notes in a Rule 144A or other private placement yielding $305 million in aggregate gross cash proceeds and/or (ii) if any or all of the Senior Unsecured Notes are not issued on or prior to the Closing Date and the proceeds thereof made available to the Borrower on the Closing Date, borrow up to such unissued amount under the Senior Unsecured Bridge Facility, (d) indebtedness under the Third Amended and Restated Credit Agreement dated as of October 28, 2011 among CEC Entertainment Concepts, L.P., the Target, the lenders party thereto and Bank of America, N.A., as administrative agent, will be repaid (other than in respect of letters of credit that are either back stopped by letter(s) of credit issued under the Revolving Facility or cash collateralized by the Borrower) and all commitments thereunder will be terminated on or prior to the Closing Date (the “Refinanced Indebtedness”) and (e) fees and expenses incurred in connection with the foregoing

[1]	All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Commitment Letter to which this Term Sheet is attached.

Exh. A-1

(collectively, the “Transaction Costs”) will be paid. The transactions described in this paragraph are collectively referred to herein as the “Transactions”.

Agent:	DBNY, acting through one or more of its branches or affiliates, will act as administrative agent and collateral agent for the Senior Facilities (in such capacities, the “Agent”) for a syndicate of banks, financial institutions and other institutional lenders reasonably acceptable to the Borrower (together with the Initial Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

Lead Arrangers:	DBSI, CS Securities, MSSF and UBSS will act as lead arrangers for the Senior Facilities, and will perform the duties customarily associated with such roles (together with any additional lead arrangers appointed by the Borrower, each in such capacity, a “Lead Arranger” and collectively, the “Lead Arrangers”). Other joint lead arrangers may be appointed by the Borrower as contemplated in the Commitment Letter.

Syndication Agent:	At the option of the Borrower, one or more financial institutions identified by the Borrower (in such capacity, the “Syndication Agent”).

Documentation Agent:	At the option of the Borrower, one or more financial institutions identified by the Borrower (in such capacity, the “Documentation Agent”).

Definitive Documentation:	The definitive documentation shall, except as otherwise set forth herein, be based on and consistent with the Documentation Precedent (as defined in the Fee Letter).

Senior Facilities:	(A) A senior secured term loan facility in an aggregate principal amount of $725 million (the “Term Facility” and the loans thereunder, the “Term Loans”). The Term Loans will be funded in full on the Closing Date in United States Dollars.

(B) A senior secured revolving credit facility in an aggregate principal amount of $150 million (together with the swingline facility referred to below, the “Revolving Facility” and, together with the Term Facility, the “Senior Facilities”), the full amount of which will be available through a subfacility in the form of letters of credit. The Revolving Facility may be funded in United States Dollars or other currencies to be agreed.

In connection with the Revolving Facility, DBNY (in such capacity, the “Swingline Lender”) will make available to the Borrower, upon same-day notice, a swingline facility under which the Borrower may make short-term borrowings in United States Dollars of up to an aggregate amount to be agreed upon. Except for purposes of calculating the commitment fee described in Annex A-I hereto, such swingline borrowings will reduce availability under the Revolving

Exh. A-2

Facility on a Dollar-for-Dollar basis. Each Lender under the Revolving Facility shall, promptly upon request by the Swingline Lender, fund to the Swingline Lender its pro rata share of any swingline borrowings.

The definitive documentation for the Senior Facilities will include customary provisions consistent with the Documentation Precedent to protect the Swingline Lender, in the event any Lender under the Revolving Facility is a “Defaulting Lender” (to be defined consistent with the Documentation Precedent).

Incremental Facilities:	The Borrower will be permitted to increase the Revolving Facility or Term Facility or add one or more additional revolving or term loan credit facilities (collectively, the “Incremental Facilities”);

provided that:

(i) the aggregate principal amount of all Incremental Facilities shall not exceed the sum of (x) $200 million plus (y) such additional amount so long as, on the date of incurrence thereof, (i) in the case of loans under such additional credit facilities that rank pari passu with the liens on the Collateral securing the Senior Facilities, the ratio of funded debt outstanding that is secured by a first priority lien on the Collateral (net of unrestricted cash and cash equivalents) to adjusted EBITDA (the “Net First Lien Leverage Ratio”) on a Pro Forma Basis (to be defined in a manner consistent with Documentation Precedent) determined as of the date of incurrence will be no greater than the ratio that is 0.25x above the pro forma Net First Lien Leverage Ratio on the Closing Date[2] and (ii) in the case of loans under such additional credit facilities that rank junior to the liens on the Collateral securing the Senior Facilities, the ratio of all funded debt outstanding that is secured by a lien on the Collateral (net of unrestricted cash and cash equivalents) to adjusted EBITDA (the “Net Secured Leverage Ratio”) on a Pro Forma Basis (to be defined in a manner consistent with Documentation Precedent) determined as of the date of incurrence will be no greater than 5.25 to 1.00, in each case without netting the cash proceeds of such Incremental Facility and assuming, in the case of any Incremental Facilities constituting increases to the Revolving Facility or additional revolving credit facilities, that such facilities were fully drawn on the date of effectiveness thereof;

(ii) to the extent required by the applicable incremental assumption agreement, no default or event of default shall have occurred and be continuing or would result therefrom;

(iii) the loans under such additional credit facilities shall be senior secured obligations and shall rank pari passu with or, at the Borrower’s option, junior in right of security to the other Senior Facilities; provided, that, if such additional credit facilities rank junior

[2]	For purposes of all leverage ratios, if additional debt is incurred to fund any OID or upfront fees, then such leverage ratios will be modified upward to reflect any such additional debt.

Exh. A-3

in right of security with the Senior Facilities, (x) such additional credit facilities will be established as a separate facility from the Senior Facilities, (y) such Incremental Facilities shall be subject to a customary intercreditor agreement consistent with Documentation Precedent and (z) for the avoidance of doubt, will not be subject to clause (vii) below;

(iv) the additional revolving loan commitments will mature no earlier than the Revolving Facility and all other terms of any such additional revolving loan commitments (other than pricing, maturity, participation in mandatory prepayments or commitment reductions or ranking as to security) shall be substantially similar to the Revolving Facility or otherwise reasonably acceptable to the Agent;

(v) the loans under the additional term loan facilities will mature no earlier than, and will have a weighted average life to maturity no shorter than, that of the Term Facility and all other terms of any such additional term loan facility (other than pricing, amortization, maturity, participation in mandatory prepayments or ranking as to security) shall be substantially similar to the Term Facility or otherwise reasonably acceptable to the Agent;

(vi) with respect to mandatory prepayments of term loans and borrowings and prepayments of revolving loans, the Incremental Facilities shall not participate on a greater than pro rata basis than the Term Facility and the Revolving Facility, respectively; and

(vii) the interest rate margins and original issue discount or upfront fees (if any) and interest rate floors (if any) applicable to any Incremental Facility shall be determined by the Borrower and the lenders thereunder; provided that if the “yield” (to be defined to include upfront fees and original issue discount on customary terms and any interest rate floor but excluding any structuring, commitment and arranger fees or similar fees) of any Incremental Term Facility exceeds the “yield” on the Term Facility by more than 50 basis points, the applicable margins for the Term Facility shall be increased to the extent necessary so that the “yield” on the Term Facility is 50 basis points less than the “yield” on the Incremental Term Facility; provided that, if Adjusted LIBOR (as defined in Annex A-I hereto) in respect of such Incremental Term Facility includes a floor greater than the floor applicable to the Term Facility and such floor is greater than Adjusted LIBOR in effect for a 3-month interest period at such time, such increased amount (above the greater of such floor and such Adjusted LIBOR) shall be equated to interest rate for purposes of determining the applicable interest rate under such Incremental Term Facility; provided that this clause (vii) shall not be applicable to any Incremental Facility that is incurred more than 12 months after the Closing Date.

Purpose:	(A)	The proceeds of the Term Facility on the Closing Date will be used by the Borrower, together with the proceeds of the Senior Unsecured Notes (and/or Senior Unsecured Bridge Loans) and

Exh. A-4

the Equity Contribution, (a) to finance the Tender Offer and the Merger, (b) to repay the Refinanced Indebtedness and (b) to pay the Transaction Costs.

(B)	The proceeds of loans under the Revolving Facility will be used by the Borrower from time to time on or after the Closing Date for general corporate purposes (including without limitation, for permitted acquisitions and Transaction Costs); provided that the amount of loans under the Revolving Facility permitted to be incurred on the Closing Date shall be subject to the restrictions set forth in the “Availability” section below.

Refinancing Facilities:

The definitive documentation for the Senior Facilities will permit the Borrower to refinance loans under the Term Facility or replace commitments under the Revolving Facility from time to time, in whole or part, with one or more new term facilities (each, a “Refinancing Term Facility”) or new revolving credit facilities (each, a “Refinancing Revolving Facility”; the Refinancing Term Facilities and the Refinancing Revolving Facilities are collectively referred to as “Refinancing Facilities”), respectively, under definitive documentation for the Senior Facilities with the consent of the Borrower, and the institutions providing such Refinancing Term Facility or Refinancing Revolving Facility or with one or more additional series of senior unsecured notes or loans or senior secured notes or loans that will be secured by the Collateral on a pari passu basis with the Senior Facilities or secured notes or loans that are junior in right of security in the Collateral (any such notes or loans, “Refinancing Notes”); provided that (i) any Refinancing Term Facility or Refinancing Notes do not mature prior to the maturity date of, or have a shorter weighted average life than, or, with respect to notes, have mandatory prepayment provisions (other than related to customary asset sale and change of control offers) that could result in prepayments of such Refinancing Notes prior to, the loans under the Term Facility being refinanced, (ii) any Refinancing Revolving Facility does not mature (or require commitment reductions or amortization) prior to the maturity date of the revolving commitments being replaced, (iii) there shall be no borrowers or guarantors in respect of any Refinancing Facility or Refinancing Notes that are not the Borrower or a Guarantor, (iv) the other terms and conditions, taken as a whole, of any such Refinancing Term Facility, Refinancing Revolving Facility or Refinancing Notes (excluding pricing (as to which no “most favored nation” clause shall apply) and optional prepayment or redemption terms) are substantially similar to, or not materially more favorable to the investors providing such Refinancing Term Facility, Refinancing Revolving Facility or Refinancing Notes, as applicable, than, the terms and conditions, taken as a whole, applicable to the Term Facility or revolving commitments being refinanced or replaced (except for covenants or other provisions applicable only to periods after the latest final maturity date of Term Facility and revolving credit commitments existing at the time of such refinancing), (v) with respect to (1) Refinancing Notes or (2) any Refinancing Term Facility secured by liens on the Collateral that are

Exh. A-5

junior in priority to the liens on the Collateral securing the Senior Facilities, such agreements or liens will be subject to a customary intercreditor agreement consistent with Documentation Precedent and (vi) the aggregate principal amount of any Refinancing Facility or Refinancing Notes shall not be greater than the aggregate principal amount (or committed amount) of the Term Facility or Revolving Facility (as applicable) being refinanced or replaced plus any fees, premiums, original issue discount and accrued interest associated therewith, and costs and expenses related thereto, and such Term Facility or Revolving Facility being refinanced or replaced will be permanently reduced substantially simultaneously with the issuance thereof.

Availability:	(A)	The full amount of the Term Facility must be drawn in a single drawing on the Closing Date. Amounts borrowed under the Term Facility that are repaid or prepaid may not be reborrowed.

(B)	From and after the Closing Date, the Revolving Facility will be available at any time prior to the final maturity of the Revolving Facility, in minimum principal amounts and upon notice to be agreed upon but consistent with the Documentation Precedent; provided that the amount of loans under the Revolving Facility that may be borrowed on the Closing Date shall be limited to an amount sufficient to fund (i) any OID or upfront fees required to be funded on the Closing Date pursuant to “Market Flex Provisions” in the Fee Letter, (ii) any ordinary course working capital requirements of the Borrower and its subsidiaries on the Closing Date, and (iii) an additional amount up to $15 million. Amounts repaid or prepaid under the Revolving Facility may be reborrowed.

(C)	The full amount of the letter of credit subfacility shall be available on and after the Closing Date.

Interest Rates and Fees:	As set forth on Annex A-I hereto.

Default Rate:	With respect to overdue principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to ABR loans (as defined in Annex I) plus 2.00% per annum and in each case, shall be payable on demand.

Letters of Credit:

Letters of credit under the Revolving Facility will be issued by DBNY and, if included as an additional Issuing Bank, one or more Lenders acceptable to the Borrower and the Agent (each, an “Issuing Bank”). Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance (or such longer period as may be agreed by the Issuing Bank and the Borrower) and (b) the fifth business day prior to the final maturity of the Revolving Facility; provided, however, that any letter of credit may provide for renewal thereof for additional periods of up to 12 months (which in no event shall extend beyond the date referred to in clause (b) above, except to the extent cash collateralized or backstopped pursuant to

Exh. A-6

arrangements reasonably acceptable to the relevant Issuing Bank). Existing letters of credit may be rolled over or back-stopped under the Revolving Facility on the Closing Date. Letters of credit shall be issued in U.S. Dollars or other currencies to be agreed.

Drawings under any letter of credit shall be reimbursed by the Borrower on terms consistent with the Documentation Precedent. To the extent that the Borrower does not reimburse the Issuing Bank on such time frame, the Lenders under the Revolving Facility shall be irrevocably obligated to reimburse the Issuing Bank pro rata based upon their respective Revolving Facility commitments.

The issuance of all letters of credit shall be subject to the customary procedures of the Issuing Bank.

The definitive documentation for the Senior Facilities will include customary provisions to protect the Issuing Bank, in the event any Lender under the Revolving Facility is a Defaulting Lender. In any event, if any Revolving Lender becomes a Defaulting Lender, then the letter of credit exposure of such defaulting Revolving Lender will, subject to customary conditions, be reallocated among the non- defaulting Revolving Lenders pro rata in accordance with their commitments under the Revolving Facility up to an amount such that the revolving credit exposure of such non-defaulting Revolving Lender does not exceed its commitments and, unless fully cash collateralized or reallocated (or other arrangements satisfactory to the Issuing Bank are made), the Issuing Bank shall not be required to issue any letters of credit. In the event such reallocation does not fully cover the exposure of such non-defaulting Revolving Lenders, the Issuing Bank may require the Borrower to cash collateralize or otherwise cover such “uncovered exposure” in respect of letters of credit.

Final Maturity and Amortization:	(A)	Term Facility

The Term Facility will mature on the date that is seven years after the Closing Date, and will amortize in equal quarterly installments (commencing with the end of the first full fiscal quarter ending after the Closing Date) in an aggregate annual amount equal to 1.0% of the original principal amount of the Term Facility with the balance payable on the maturity date of the Term Facility.

(B)	Revolving Facility

The Revolving Facility will mature and the commitments thereunder will terminate on the date that is five years after the Closing Date.

Guarantees:

All obligations of the Borrower under the Senior Facilities and, at the option of the Borrower, under any interest rate protection or other hedging arrangements entered into with the Agent, any Lead Arranger, an entity that is a Lender or agent at the time of such transaction (or on the Closing Date, if applicable), or any affiliate of

Exh. A-7

any of the foregoing (“Hedging Arrangements”), or any cash management arrangements with any such person (“Cash Management Arrangements”) will be unconditionally guaranteed (the “Guarantees”) by (i) Holdings and (ii) each existing and subsequently acquired or organized wholly owned domestic subsidiary of the Borrower (other than domestic subsidiaries that are subsidiaries of foreign subsidiaries) (the “Subsidiary Guarantors” and, together with Holdings, the “Guarantors”), subject to exceptions to be agreed upon, including, without limitation, (a) unrestricted subsidiaries, (b) immaterial subsidiaries (to be defined in a manner consistent with the Documentation Precedent as to individual and aggregate revenues or assets excluded), (c) any subsidiary that is prohibited by applicable law, rule, regulation or contract (with respect to any such contractual restriction, only to the extent existing on the Closing Date or that the date on which the applicable person becomes a direct or indirect subsidiary of the Borrower) from guaranteeing the Senior Facilities or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee (unless such consent, approval, license or authorization has been received), (d) any subsidiary for which the providing of a Guarantee could reasonably be expected to result in a material adverse tax consequence to the Borrower or one of its subsidiaries as determined in good faith by the Borrower, (e) bankruptcy remote special purpose receivables entities designated by the Borrower and (f) in the case of any obligation under any Hedging Arrangement that constitutes a “swap” within the meaning of section 1(a)(947) of the Commodity Exchange Act, any subsidiary of the Borrower that is not an “Eligible Contract Participant” as defined under the Commodity Exchange Act. Notwithstanding the foregoing, subsidiaries may be excluded from the guarantee requirements in circumstances where the Borrower and the Agent reasonably agree that the cost or other consequence of providing such a guarantee is excessive in relation to the value afforded thereby.

Security:

Subject to the exceptions described below and other exceptions to be agreed upon, the Senior Facilities, the Guarantees, and, at the option of the Borrower, any Hedging Arrangements and any Cash Management Arrangements will be secured on a first-priority basis by (a) all of the equity interests of the Borrower directly held by Holdings and (b) substantially all the material owned assets of the Borrower and each Subsidiary Guarantor, in each case whether owned on the Closing Date or thereafter acquired (collectively, the “Collateral”), including but not limited to: (1) a perfected first-priority pledge of all the equity interests directly held by the Borrower or any Subsidiary Guarantor (which pledge, in the case of any subsidiary (x) that is a foreign subsidiary of a domestic entity or (y) that owns no material assets (directly or through subsidiaries) other than equity interests of one or more foreign subsidiaries that are “controlled foreign corporations” within the meaning of Section 957 of the Internal Revenue Code of 1986, shall be limited to 65% of the voting capital stock and 100% of the non-voting capital stock of such subsidiary) and (2) perfected first-priority security interests in, and

Exh. A-8

mortgages on, substantially all other material owned tangible and intangible assets of the Borrower and each Subsidiary Guarantor.

Notwithstanding anything to the contrary, the Collateral shall exclude the following (collectively, the “Excluded Property”): (i) any fee-owned real property with a fair market value of less than an amount to be agreed (with all required mortgages being permitted to be delivered post-closing) and all leasehold interests in real property; (ii) motor vehicles and other assets subject to certificates of title, letter of credit rights (other than to the extent such rights can be perfected by filing a UCC-1) and commercial tort claims with a value of less than an amount to be agreed; (iii) pledges and security interests prohibited by applicable law, rule, regulation or contractual obligation (in each case, except to the extent such prohibition is unenforceable after giving effect to applicable provisions of the Uniform Commercial Code) or which could require governmental (including regulatory) consent, approval, license or authorization to be pledged (unless such consent, approval, license or authorization has been received); (iv) equity interests in any person other than wholly-owned subsidiaries to the extent not permitted by the terms of such person’s organizational or joint venture documents; (v) assets to the extent a security interest in such assets could reasonably be expected to result in a material adverse tax consequence as determined in good faith by the Borrower; (vi) any lease, license or other agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than the Borrower or any Subsidiary Guarantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code; (vii) those assets as to which the Agent and the Borrower reasonably agree that the cost or other consequence of obtaining such a security interest or perfection thereof are excessive in relation to the value afforded thereby; (viii) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code; (ix) “intent-to-use” trademark applications; (x) assets subject to liens securing permitted receivables financings; and (xi) other exceptions to be mutually agreed upon. In addition, in no event shall (1) control agreements or control, lockbox or similar arrangements be required, (2) landlord, mortgagee and bailee waivers be required, (3) notices be required to be sent to account debtors or other contractual third parties or (4) foreign-law governed security documents or perfection under foreign law be required. Notwithstanding the foregoing, the guarantee by Holdings will be recourse solely to the stock of the Borrower directly owned by Holdings.

All the above-described pledges and security interests shall be created on terms, and pursuant to documentation, consistent with the Documentation Precedent, subject to exceptions to be reasonably agreed.

Exh. A-9

Mandatory Prepayments:	Unless the net cash proceeds are reinvested (or committed to be reinvested) in the business within 12 months and, if so committed to be reinvested, are actually reinvested within six months after the end of such initial 12-month period, after a non-ordinary course asset sale or other non-ordinary course disposition of property (other than permitted securitizations) of the Borrower or any restricted subsidiary (including insurance and condemnation proceeds), 100% of the net cash proceeds in excess of an amount to be agreed upon from such non-ordinary course asset sales or other non-ordinary course dispositions of property, shall be applied to prepay the loans under the Term Facility, subject to customary and other exceptions (consistent with the Documentation Precedent) to be agreed upon; provided that, if at the time of receipt of the net cash proceeds from an asset sale or at any time during the 12-months reinvestment period, pro forma for such asset sale and the application of the proceeds thereof, (i) the Net First Lien Leverage Ratio is less than or equal to 4.50 to 1.00 but greater than 3.50 to 1.00, 50% of such net cash proceeds shall not be subject to the mandatory prepayments and reinvestment requirements or (ii) the Net First Lien Leverage Ratio is less than or equal to 3.50 to 1.00, 100% of such net cash proceeds shall not be subject to the mandatory prepayments and reinvestment requirements (clauses (i) and (ii) collectively, the “Mandatory Prepayment and Reinvestment Stepdowns”).

In addition, beginning with the fiscal year of the Borrower ending December 31, 2015, 25% of Excess Cash Flow (to be defined in a manner consistent with the Documentation Precedent and subject to a minimum threshold to be agreed) of the Borrower and its restricted subsidiaries (stepping down to 0% if the Net First Lien Leverage Ratio is less than or equal to 3.50 to 1.00) shall be used to prepay the loans under the Term Facility; provided that any voluntary prepayment of Loans made during any fiscal year (including Loans under the Revolving Facility to the extent the commitment thereunder are permanently reduced by the amount of such prepayments at the time of such prepayment) shall be credited against excess cash flow prepayment obligations for such fiscal year on a Dollar-for-Dollar basis.

In addition, 100% of the net cash proceeds of issuances of debt obligations of the Borrower and its restricted subsidiaries after the Closing Date (other than debt permitted under the definitive documentation for the Senior Facilities) shall be used to prepay the loans under the Term Facility.

Notwithstanding the foregoing, each Lender under the Term Facility shall have the right to reject its pro rata share of any mandatory prepayments described above, in which case the amounts so rejected may be retained by the Borrower and will be included in the calculation of “cumulative credit” (as defined below).

The above-described mandatory prepayments shall be applied to the Term Facility in direct order of maturity.

Exh. A-10

Prepayments from foreign subsidiaries’ and asset sale proceeds will be limited under the definitive documentation to the extent (y) the repatriation of funds to fund such prepayments is prohibited, restricted or delayed by applicable local laws or (y) the repatriation of funds to fund such prepayments would result in material adverse tax consequences, provided that, in any event, the Borrower shall use commercially reasonable efforts to eliminate such tax effects in its reasonable control in order to make such prepayments.

Voluntary Prepayments and Reductions in Commitments:	Voluntary reductions of the unutilized portion of the commitments under the Senior Facilities and prepayments of borrowings thereunder will be permitted at any time, in minimum principal amounts to be agreed upon but consistent with the Documentation Precedent, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period. All voluntary prepayments of the Term Facility will be applied as the Borrower may direct.

The Borrower shall pay a “prepayment premium” in connection with any Repricing Event (as defined below) with respect to all or any portion of the Term Facility that occurs on or before the date that is six months after the Closing Date, in an amount equal to 1.00% of the principal amount of the Term Facility subject to such Repricing Event.

The term “Repricing Event” shall mean (i) any prepayment or repayment of Term Loans with the proceeds of, or any conversion of Term Loans into, any new or replacement tranche of term loans bearing interest with an “effective yield” that is less than the yield applicable to the Term Loans and (ii) any amendment to the Term Facility which reduces the yield applicable to the Term Loans (it being understood that (x) any prepayment premium with respect to a Repricing Event shall apply to any required assignment by a non-consenting Lender in connection with any such amendment pursuant to so-called yank-a-bank procedures and (y) in each case, the yield shall exclude any structuring, commitment and arranger fees or other similar fees unless such similar fees are paid to all lenders generally in the primary syndication of such new or replacement tranche of term loans).

Representations and Warranties:

Only the following representations and warranties will apply (to be applicable to the Borrower and its restricted subsidiaries), subject to customary and other exceptions and qualifications to be agreed upon, consistent with the Documentation Precedent: organization, existence, and power; qualification; authorization and enforceability; no conflict; governmental consents; subsidiaries; accuracy of financial statements and other information in all material respects; projections; no material adverse change; absence of litigation; compliance with laws (including PATRIOT Act, OFAC, ERISA, margin regulations and environmental laws, Foreign Corrupt Practices Act and laws with respect to sanctioned persons); payment of taxes; ownership of

Exh. A-11

properties; governmental regulation; inapplicability of the Investment Company Act; closing date solvency on a consolidated basis; labor matters; validity, priority and perfection of security interests in the Collateral; intellectual property; treatment as designated senior debt under subordinated debt documents (if any); use of proceeds; and insurance.

Conditions Precedent to Initial Borrowing:	Only the following (consistent with the Documentation Precedent and subject to the last paragraph of Exhibit C): delivery of reasonably satisfactory customary (consistent with similar transactions for the Sponsor) legal opinions of counsel for the Borrower; a certificate from the chief financial officer of the Borrower in the form attached as Exhibit D (or, at the Borrower’s option, a solvency opinion from an independent investment bank or valuation firm of nationally recognized standing) with respect to Closing Date solvency (on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby); all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act (at least three business days prior to the Closing Date, in each case to the extent requested of the Borrower at least 10 business days prior to the Closing Date); customary corporate documents and officers’ and public officials’ certifications for the Borrower and the Guarantors; all documents and instruments required for the perfection of security interests in the Collateral, subject to permitted liens and the last paragraph of Exhibit C; execution of the Guarantees by the Guarantors, which shall be in full force and effect; evidence of authority for the Borrower and the Guarantors; accuracy of Specified Representations and the Target Representations (each such term as defined in Exhibit C); and delivery of a notice of borrowing.

The initial borrowing under the Senior Facilities will also be subject to the applicable conditions precedent set forth in Section 6 of the Commitment Letter and Exhibit C to the Commitment Letter. The definitive credit documentation for the Senior Facilities shall not contain (a) any conditions precedent other than the conditions precedent expressly set forth in the preceding paragraph, Section 6 of the Commitment Letter or Exhibit C to the Commitment Letter or (b) any representation or warranty, affirmative, negative or financial covenant or event of default not set forth in Section 6 of the Commitment Letter or Exhibit C thereto, the accuracy, compliance or absence, respectively, of or with which would be a condition to the initial borrowing under the Senior Facilities. The failure of any representation or warranty (other than the Specified Representations and the Target Representations) to be true and correct in all material respects on the Closing Date will not constitute the failure of a condition precedent to funding or a default under the Senior Facilities.

Conditions Precedent to all Subsequent Borrowings:	Delivery of notice of borrowing, accuracy of representations and warranties in all material respects and absence of defaults.

Exh. A-12

Affirmative Covenants:	Only the following affirmative covenants will apply (to be applicable to the Borrower and its restricted subsidiaries), subject to customary (consistent with the Documentation Precedent) and other baskets, exceptions and qualifications to be agreed upon: maintenance of corporate existence and rights; performance and payment of obligations; delivery of annual and quarterly consolidated financial statements (accompanied by customary management discussion and analysis and (annually) by an audit opinion from nationally recognized auditors that is not subject to any qualification as to scope of such audit or going concern) (other than solely with respect to, or resulting solely from an upcoming maturity date under any series of indebtedness occurring within one year from the time such opinion is delivered) (with extended time periods to be agreed for delivery of the first annual and certain agreed quarterly financial statements to be delivered after the Closing Date) and an annual budget; quarterly compliance certificates of the most recently ended quarter; delivery of notices of default and material litigation, ERISA events and material adverse change; maintenance of properties in good working order; maintenance of books and records; maintenance of customary insurance; commercially reasonable efforts to maintain ratings (but not a specific rating); compliance with laws (including PATRIOT Act, FCPA and OFAC); inspection of books and properties; environmental; additional guarantors and additional collateral (subject to limitations set forth under the captions “Guarantees” and “Security”); further assurances in respect of collateral matters; use of proceeds; and payment of taxes.

Negative Covenants:	Only the following negative covenants will apply (to be applicable to the Borrower and its restricted subsidiaries and, in the case of paragraph 13, Holdings), subject to customary exceptions and qualifications (consistent with the Documentation Precedent) and others to be agreed upon (including in any event (i) a customary basket amount or “cumulative credit” to be based on retained Excess Cash Flow and otherwise defined in a manner consistent with the Documentation Precedent that may be used for, among other things, investments, dividends and distributions, stock repurchases and the prepayment of subordinated debt and (ii) the exceptions described below):

1. Limitation on non-ordinary course dispositions of assets, with carveouts permitting, among other things, (i) the non-ordinary course disposition of assets subject only to the Borrower’s receipt of fair market value (as determined by the Borrower in good faith), at least 75% of the proceeds consisting of cash or cash equivalents (including customary designated non-cash consideration consistent with Documentation Precedent in an amount not to exceed the greater of $75 million and the Corresponding Percentage of Consolidated Total Assets), and net cash proceeds being reinvested or used to repay debt to the extent required by the mandatory prepayment provisions above, (ii) the permitted sale and leaseback transactions described in paragraph 9 below, (iii) securitization financings and (iv) permitted asset swaps with no annual dollar cap.

Exh. A-13

2. Limitation on mergers and acquisitions; provided, there shall be no limitation as to the amount of such mergers and acquisitions (but subject to the limitations set forth in clause (iv) of paragraph 5 below).

3. Limitations on dividends and stock repurchases and optional redemptions (and optional prepayments) of subordinated debt with carveouts for, among other things, (a) permitted refinancings of such debt, (b) the payment of a regular dividend up to an amount to be agreed but no less than 6% per annum of the market capitalization of Holdings, the Borrower or a parent entity, (c) customary cumulative credit, provided that the use of cumulative credit for prepayment of subordinated debt shall be subject to no continuing event of default, (d) other restricted payments in an amount not to exceed the greater of $75 million and the Corresponding Multiple of LTM EBITDA on a Pro Forma Basis, subject to no continuing event of default, (e) tax distributions and overhead payments, (f) cashless exchanges of debt, and (g) restricted payments made with certain designated equity contributions and/or equity sales received after the Closing Date that are excluded from the calculation of the Cumulative Credit and not utilized to incur indebtedness pursuant to clause (xii) of paragraph 4 below.

4. Limitation on indebtedness, which shall, among other things, (i) permit the incurrence of any indebtedness if, after giving effect to the incurrence of such indebtedness and the use of proceeds thereof, (A) in the case of secured indebtedness ranking pari passu with the liens on the Collateral securing the Senior Facilities, the Net First Lien Leverage Ratio on a Pro Forma Basis is not greater than the ratio that is 0.25x above the pro forma Net First Lien Leverage Ratio on the Closing Date, (B) in the case of secured indebtedness ranking junior to the liens on the Collateral securing the Senior Facilities, the Net Secured Leverage Ratio on a Pro Forma Basis is not greater than 5.25 to 1.00 and (C) in the case of other indebtedness, the ratio of adjusted EBITDA to total interest expense (the “Fixed Charge Coverage Ratio”) on a Pro Forma Basis is not less than 2.00 to 1.00, in each case on the date of incurrence and subject to a cap for non-guarantors to be agreed, (ii) permit the incurrence of capital lease obligations or other purchase money debt in an outstanding principal amount not to exceed the greater of $100 million and the Corresponding Percentage of Consolidated Total Assets, (iii) include a general basket for indebtedness in an outstanding principal amount not to exceed the greater of $125 million and the Corresponding Multiple of LTM EBITDA on a Pro Forma Basis, (iv) permit debt incurred or assumed in connection with permitted acquisitions without limit so long as at the time of incurrence, after giving effect to such acquisition on a Pro Forma Basis, the applicable ratio level set forth in clause (i) with respect to the debt being incurred is satisfied on a Pro Forma Basis for such acquisition or such applicable ratio is no worse than such ratio in effect immediately prior to such acquisition, provided that indebtedness incurred under this clause (iv) by non-guarantors shall be subject to a cap to be agreed,

Exh. A-14

(v) permit securitization financings (including receivables sales and financings), (vi) permit the incurrence of Refinancing Facilities and Refinancing Notes, (vii) permit guarantees of debt under customer financing lines of credit entered into in the ordinary course of business, (viii) permit indebtedness existing on the Closing Date and refinancings thereof, (ix) permit indebtedness in lieu of, on a Dollar-for-Dollar basis, indebtedness permitted under the Incremental Facilities, (x) permit indebtedness of joint ventures and/or indebtedness incurred on behalf thereof or representing guarantees of indebtedness of joint ventures, in aggregate outstanding principal amount not to exceed the greater of $150 million and the Corresponding Multiple of LTM EBITDA on a Pro Forma Basis, (xi) permit indebtedness of non-Guarantor subsidiaries, when taken together with the principal amount of guarantees of indebtedness of franchisees outstanding under subclause (xiii)(a) below, in an aggregate principal amount not to exceed the greater of $75 million and the Corresponding Percentage of Consolidated Total Assets, (xii) permit indebtedness or disqualified stock in an aggregate outstanding principal amount not to exceed 100% of the net cash proceeds received from sale or issuance of equity interests or capital contributions, (xiii) permit guarantees of indebtedness of franchisees in an aggregate outstanding principal amount not to exceed the sum of (a) an amount that, when taken together with the principal amount indebtedness of non-Guarantor subsidiaries outstanding under clause (xi) above, does not exceed the greater of $75 million and the Corresponding Percentage of Consolidated Total Assets and (b) $25 million, and (xiv) permit refinancing indebtedness of any debt that was permitted when incurred.

5. Limitation on loans and investments, which shall (i) include a general basket for investments in an outstanding amount not to exceed the greater of $150 million and the Corresponding Multiple of LTM EBITDA on a Pro Forma Basis, (ii) include a basket for investments in similar businesses in an outstanding amount not to exceed the greater of $75 million and the Corresponding Multiple of LTM EBITDA on a Pro Forma Basis, (iii) permit additional investments in joint ventures in an amount not to exceed the greater of $150 million and the Corresponding Multiple of LTM EBITDA on a Pro Forma Basis, provided that if the Net First Lien Leverage Ratio is not greater than 4.00 to 1.00 on a Pro Forma Basis, such investments will be unlimited, (iv) permit Permitted Business Acquisition in respect of investments in non-guarantor subsidiaries in an amount not to exceed the greater of $150 million and the Corresponding Multiple of LTM EBITDA on a Pro Forma Basis, provided that if the Net First Lien Leverage Ratio is not greater than 4.00 to 1.00 on a Pro Forma Basis, such investments will be unlimited, (v) permit investments in non-guarantor subsidiaries of the Borrower in an amount not to exceed the greater of $150 million and the Corresponding Multiple of LTM EBITDA on a Pro Forma Basis, provided that if the Net First Lien Leverage Ratio is not greater than 4.00 to 1.00 on a Pro Forma Basis, such investments will be unlimited, (vi) permit guarantees of debt under customer financing

Exh. A-15

lines of credit in the ordinary course of business and (vii) permit loans to or guarantees of loans to franchisees in aggregate principal amount not to exceed $100 million.

6. Limitation on liens, which shall, among other things, (i) permit the incurrence of liens on assets of non-Guarantor subsidiaries so long as such liens secure obligations of non-Guarantor subsidiaries that are otherwise permitted, (ii) permit the incurrence of junior liens on Collateral, subject to a customary intercreditor agreement consistent with Documentation Precedent, (iii) permit the incurrence of pari passu liens on Collateral (including liens securing notes or additional credit facilities), subject to pro forma compliance with a Net First Lien Leverage Ratio that is not greater than the ratio that is 0.25x above the pro forma Net First Lien Leverage Ratio on the Closing Date, (iv) permit liens securing indebtedness incurred or assumed in connection with acquisitions that is permitted under clause (iv) of paragraph 4 above, (v) permit liens existing on the Closing Date, (vi) permit liens securing securitization financings (including receivables financings), (vii) include a general basket for liens not to exceed the amount of the general debt basket under clause (iii) of paragraph 4 above and (viii) permit refinancing liens of any liens that were permitted when incurred.

7. Limitation on transactions with affiliates (subject to carveouts for an agreement to pay annual management fees of up to the greater of $1 million and 0.50% of EBITDA (with carryover of unused or deferred amounts to subsequent years), transaction fees of up to 1.00% of total transaction value and termination fees in respect of the termination of such agreement, which, in each case, will be added back to EBITDA). For purposes of such covenant, affiliates shall not include any portfolio company of the Sponsor with respect to transactions incurred in the ordinary course of business.

8. Limitation on changes in the business of the Borrower and its restricted subsidiaries.

9. Limitation on sale/leaseback transactions, with carve-outs permitting (i) sale and leaseback transactions in respect of any Excluded Property or any property of non-Guarantor subsidiaries, (ii) sale and leaseback transactions in respect of any after-acquired property consummated within 365 days after the acquisition thereof and (iii) other sale and leaseback transactions if (x) for any such transaction under this clause (iii) with aggregate net proceeds exceeding $2 million inidivdually and $10 million in the aggregate in any fiscal year, the transaction is for fair market value (as determined by the Borrower in good faith) and at least 75% of the proceeds consist of cash or cash equivalents and (y) the net cash proceeds from any such transaction under this clause (iii) in respect of property owned by the Borrower or any Subsidiary Guarantor on the Closing Date are used to prepay the Term Facility to the same extent required with respect to asset sales.

Exh. A-16

10. Limitation on restrictions of subsidiaries to pay dividends or make distributions and limitations on negative pledges.

11. Limitation on changes to fiscal year.

12. Limitation on modifications to organizational documents and subordinated debt documents.

13. Holdings covenant consistent with the Documentation Precedent (for the avoidance of doubt, there shall be no restriction on the formation of additional holding companies above Holdings).

All ratios and calculations shall be measured on a Pro Forma Basis (to be defined in a manner consistent with the Documentation Precedent).

“EBITDA” shall be defined in a manner consistent with the Documentation Precedent.

“Corresponding Percentage of Consolidated Total Assets” means, with respect to any dollar basket, the amount of such dollar basket divided by the initial consolidated total assets of the Borrower and its restricted subsidiaries after giving effect to the Transactions, expressed as a percentage.

“Corresponding Multiple of LTM EBITDA” means, with respect to any dollar basket, the amount of such dollar basket divided by the EBITDA of the Borrower and its restricted subsidiaries for the immediately preceding twelve-month period ending on the Closing Date, after giving effect to the Transactions, expressed as a multiple.

Financial Covenant:	The definitive documentation will contain only the following financial covenant with regard to the Borrower and its restricted subsidiaries on a consolidated basis, solely for the benefit of the Lenders under the Revolving Facility and solely when required as provided in the next paragraph:

•	a Net First Lien Leverage Ratio set at a single level based on a 35% cushion to EBITDA as of the Closing Date (the “Financial Covenant”).

The Financial Covenant will be tested as of the last day of each fiscal quarter if the aggregate amount of funded loans (excluding, for the avoidance of doubt, letters of credit) under the Revolving Facility on such date exceeds an amount equal to 30% of the then outstanding commitments under the Revolving Facility (collectively, the “Testing Threshold”), with the first quarterly covenant test to commence as of the last day of the first full fiscal quarter after the Closing Date (if otherwise applicable on such date).

For purposes of determining compliance with the Financial Covenant, any cash equity contribution (which shall be common equity or otherwise in a form reasonably acceptable to the Agent) made to

Exh. A-17

Holdings and contributed to the Borrower on or prior to the day that is 10 business days after the day on which financial statements are required to be delivered for such fiscal quarter will, at the option of the Borrower, (i) be included in the calculation of consolidated EBITDA solely for the purposes of determining compliance with the Financial Covenant at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter or (ii) be applied to repay loans under the Revolving Facility in an amount such that the Testing Threshold will not be exceeded after giving effect to such application (any such equity contribution so included in the calculation of consolidated EBITDA or repayment of loans, a “Specified Equity Contribution”); provided that (a) in each four consecutive fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Specified Equity Contribution is made, (b) no more than five Specified Equity Contributions may be made during the term of the Revolving Facility, (c) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in pro forma compliance with the Financial Covenant or reduce the amount of loans outstanding under the Revolving Facility to an amount below the Testing Threshold, (d) all Specified Equity Contributions shall be disregarded for purposes of determining any financial ratio-based conditions, pricing or any baskets with respect to the covenants contained in the definitive documentation for the Senior Facilities, and (e) with respect to any Specified Equity Contribution pursuant to clause (i) above, there shall be no pro forma reduction in indebtedness with the proceeds of any Specified Equity Contribution for determining compliance with the Financial Covenant for the fiscal quarter in respect of which such Specified Equity Contribution is made (either directly through prepayment or indirectly as a result of the netting of unrestricted cash).

Events of Default:	Only the following (subject to customary thresholds and grace periods to be agreed upon, consistent with the Documentation Precedent, and applicable to Borrower and its restricted subsidiaries and, with respect to the covenant in paragraph 13 of “Negative Covenants” above, Holdings): nonpayment of principal, interest or other amounts; violation of covenants provided that with respect to the Financial Covenant, a breach shall only result in an event of default with respect to the Term Facility upon the Lenders under the Revolving Facility having terminated the commitments under the Revolving Facility and accelerating any Revolving Loans then outstanding); incorrectness of representations and warranties in any material respect; cross event of default and cross acceleration; bankruptcy and similar events; material monetary judgment defaults (same dollar threshold as cross default to material indebtedness); ERISA events; actual or asserted invalidity of guarantees or security documents in each case representing a material portion of the guarantees or the collateral; and change of control (to be defined in a manner consistent with the Documentation Precedent).

Exh. A-18

Unrestricted Subsidiaries:	The definitive documentation will contain provisions pursuant to which, subject to limitations consistent with the Documentation Precedent, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary so long as (x) no default or event of default then exists or would result therefrom and (y) after giving effect to any such re-designation from an unrestricted subsidiary to a restricted subsidiary, whether or not the Financial Covenant is then required to be tested, the Borrower shall be in pro forma compliance with the Financial Covenant as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available. Unrestricted subsidiaries will not be subject to the affirmative or negative covenant or event of default provisions of the definitive documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of calculating the financial ratios contained in the definitive documentation on terms consistent with the Documentation Precedent.

Voting:	Usual for facilities and transactions of this type and consistent with the Documentation Precedent.

For the avoidance of doubt, amendments and waivers of the Financial Covenant and the conditions to borrowing under the Revolving Facility shall only require the approval of Lenders holding more than 50% of the aggregate amount of the commitments under the Revolving Facility.

Cost and Yield Protection:	Usual for facilities and transactions of this type, consistent with the Documentation Precedent (including, without limitation, customary provisions relating to Dodd-Frank and Basel III).

Assignments and Participations:

The Lenders will be permitted to assign loans and commitments under the Senior Facilities with the consent of the Borrower (not to be unreasonably withheld or delayed and as to which, in the case of the Term Facility, the Borrower will be deemed to have consented 10 business days after any request for consent); provided that such consent of the Borrower shall not be required (i) under the Revolving Facility, if such assignment is made to another Lender under the Revolving Facility or an affiliate or approved fund of a Lender under the Revolving Facility, (ii) under the Term Facility, if such assignment is made to another Lender or an affiliate or approved fund of a Lender, or (iii) after the occurrence and during the continuance of an event of default relating to payment default or bankruptcy. All assignments will also require the consent of the Agent (subject to exceptions consistent with the Documentation Precedent), and, with respect to assignment under the Revolving Facility, the Swingline Lender and the Issuing Bank, not to be unreasonably withheld or delayed. Each assignment, in the case of the Term Facility, will be in an amount of an integral multiple of $1,000,000. Each assignment, in the case of the Revolving Facility, will be in an amount of an integral

Exh. A-19

multiple of $5,000,000. Assignments will be by novation and will not be required to be pro rata between the Senior Facilities. The Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment.

The Lenders will be permitted to sell participations in loans and commitments subject to the restrictions set forth herein, in the Commitment Letter and consistent with the Documentation Precedent. Voting rights of participants (i) shall be limited to matters in respect of (a) increases in commitments of such participant, (b) reductions of principal, interest or fees payable to such participant, (c) extensions of final maturity or scheduled amortization of the loans or commitments in which such participant participates and (d) releases of all or substantially all of the value of the Guarantees, or all or substantially all of the Collateral and (ii) for clarification purposes, shall not include the right to vote on waivers of defaults or events of default.

Notwithstanding the foregoing, assignments (and, to the extent the Disqualified Lender list is made available to all Lenders, participations) shall not be permitted to Disqualified Lenders (the list of which may be updated from time to time after the Closing Date with the consent of the Agent and will remain on file with the Agent and not subject to further disclosure) or to competitors of the Borrower identified by the Borrower from time to time; provided the Agent shall have no duties or responsibilities for monitoring or enforcing prohibitions on assignment to Disqualified Lenders. Any assigning Lender shall, in connection with any potential assignment, provide to the Borrower a copy of its request (including the name of the prospective assignee) concurrently with its delivery of the same request to the Agent irrespective of whether or not an event of default relating to payment default or bankruptcy has occurred and is continuing.

Assignments shall not be deemed non-pro rata payments. Non-pro rata prepayments will be permitted to the extent required to permit “extension” transactions and “replacement” facility transactions (with existing and/or new Lenders), subject to customary restrictions for affiliates of the Sponsor.

Assignments to the Sponsor and its affiliates (other than Holdings and its subsidiaries, except as set forth below) (each, an “Affiliated Lender”) shall be permitted, subject only to the following limitations:

(i) no receipt of information provided solely to Lenders and no participation in Lender meetings;

(ii) the purchaser shall make a customary representation to the seller at the time of the assignment that it does not possess material non-public information with respect to Holdings and its subsidiaries that has not been disclosed to the seller or the Lenders generally (other than the Lenders that have elected not to receive material non-public information);

Exh. A-20

(iii) Affiliated Lenders may not purchase loans or commitments under the Revolving Facility;

(iv) the amount of Term Loans owned or held by such Affiliated Lenders may not, in the aggregate, exceed 30% of the outstanding principal amount of such Term Loans, calculated as of the date of such purchase;

(v) for purposes of any amendment, waiver or modification of the loan documents that does not adversely affect such Affiliated Lender (in its capacity as a Lender) in a disproportionally adverse manner as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as non-affiliated Lenders voting on such matter; and

(vi) any Affiliated Lender that becomes a Lender shall waive its rights to bring actions (in its capacity as a Lender) against the Agent.

Assignments of Term Loans to Sponsor Debt Fund Affiliates (as defined in the Fee Letter) will be permitted and will not be subject to the foregoing limitations; provided that, for purposes of determining whether the required lenders have consented to any amendment or waiver under the definitive documentation for the Senior Facilities Documentation, the aggregate amount of Term Loans of Sponsor Debt Fund Affiliates will be excluded to the extent in excess of 49.9% of the outstanding principal amount of Term Loans that constitute required lenders.

Non-Pro Rata Repurchases:	Holdings and its subsidiaries may purchase from any Lender, at individually negotiated prices, outstanding principal amounts or commitments under the Term Facility in a non-pro rata manner; provided that (i) the purchaser shall make a representation to the seller at the time of assignment that it does not possess material non-public information with respect to Holdings and its subsidiaries that has not been disclosed to the seller or Lenders generally (other than the Lenders that have elected not to receive material non-public information), (ii) any commitments or loans so repurchased shall be immediately cancelled, (iii) no proceeds of loans under the Revolving Facility shall be utilized to make such purchases and (iv) no default or event of default exists or would result therefrom.

Expenses and Indemnification:

Indemnification by Borrower of the Agent, Lead Arrangers, Syndication Agent, Lenders, Issuing Bank, Swingline Lender, their respective successors and assigns and the affiliates, officers, directors, employees, agents, advisors, controlling persons and members of each of the foregoing (each, an “Indemnified Person”) for matters arising out of or in connection with the Commitment Letter, the Fee Letter, the Transactions, the Facilities or any related transaction or any claim, actions, suits, inquiries, litigation, investigation or other proceeding (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by the Borrower’s or the Target’s equity holders, creditors or any other third party or by

Exh. A-21

Holdings, the Target or any of their respective affiliates) that relates to the Transactions, including the Facilities, the Merger, the Tender Offer or any transactions in connection therewith; provided that no Indemnified Person will be indemnified for any cost, expense or liability (i) to the extent determined by a court of competent jurisdiction in a final, non- appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person or any of such Indemnified Person’s controlled or controlling affiliates or any or its or their respective officers, directors, employees, advisors, controlling persons or members, (ii) arising from a material breach of such Indemnified Person’s (or any of their respective affiliates, successors and assigns and the officers, directors, employees, agents, advisors, controlling persons and members) obligations under the definitive loan documentation (as determined in a final, non-appealable judgment by a court of competent jurisdiction), or (iii) arising from any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of its affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against any Agent, Lead Arranger, Issuing Bank or Swingline Bank in its capacity as such). In addition, all reasonable, documented out-of-pocket expenses (including, without limitation, fees, disbursements and other charges of one firm of counsel for all such persons, taken as a whole (and, if necessary, by a single firm of local counsel in each appropriate jurisdiction for all such persons, taken as a whole)) (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel with your prior written consent (not to be unreasonably withheld), of another firm of counsel for such affected Indemnified Person)) of (x) the Agent, Lead Arrangers, the Syndication Agent, the Issuing Bank, the Swingline Lender and the Lenders for the enforcement costs and documentary taxes associated with the Senior Facilities and (y) the Agent in connection with the preparation, execution and delivery of any amendment, waiver or modification of the Senior Facilities (whether or not such amendment, waiver or modification is approved by the Lenders) will in each case be paid by the Borrower if the Closing Date occurs.

Governing Law and Forum:	New York.

Counsel to Agent and Lead Arrangers:	Paul Hastings LLP.

Exh. A-22

ANNEX A-I

Interest Rates:	Subject to “Changes in Interest Rate Margins and Commitment Fees” below, the interest rates under the Term Facility will be, at the option of the Borrower, Adjusted LIBOR plus 3.50% or ABR plus 2.50%.

Subject to “Changes in Interest Rate Margins and Commitment Fees” below, the interest rates under the Revolving Facility will be, at the option of the Borrower, Adjusted LIBOR plus 3.25% or ABR plus 2.25%.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed to by all relevant Lenders, 12 months or, if agreed to by the Agent, a shorter period) for Adjusted LIBOR.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans determined by reference to the Agent’s Prime Rate (as defined below)) and interest shall be payable at the end of each interest period and, in any event, at least every three months.

“ABR” is the Alternate Base Rate, which is the highest of (a) the rate of interest publicly announced by the Agent as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (b) the federal funds effective rate from time to time plus 0.50% per annum and (c) one-month Adjusted LIBOR plus 1.00% per annum.

“Adjusted LIBOR” means the higher of (a) the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for the applicable interest period appearing on Reuters Screen LIBOR01 Page (or otherwise on the Reuters screen) or other applicable page or screen for loans denominated in U.S. dollars and (b) in the case of the Term Facility, 1.00% per annum.

Letter of Credit Fees:	A per annum fee equal to the spread over Adjusted LIBOR under the Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Lenders participating in the Revolving Facility pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment, with exceptions for Defaulting Lenders. In addition, the Borrower shall pay to the Issuing Bank, for its own account, (a) a fronting fee equal to 0.125% per annum of the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Commitment Fees:	Subject to “Changes in Interest Rate Margins and Commitment Fees” below, 0.50% per annum on the average daily undrawn portion of the commitments in respect of the Revolving Facility, payable quarterly

Exh. A-I-1

in arrears after the Closing Date and upon the termination of the commitments, calculated based on the number of days elapsed in a 360-day year. Such fees shall be distributed to the Lenders participating in the Revolving Facility (other than the Swingline Lender) pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment, with exceptions for Defaulting Lenders.

Changes in Interest Rate Margins and Commitment Fees:	From and after the date of delivery of the Borrower’s financial statements for the first full fiscal quarter ended after the Closing Date, (x) commitment fees in respect of undrawn portion of the commitments under the Revolver Facility will be subject to one reduction, (y) interest rate margins under the Revolving Facility will be subject to two 25 basis point reductions and (z) the interest rate margins under the Term Facility will be subject to one 25 basis point reduction, in each case of the foregoing, based upon the Net First Lien Leverage Ratio to be agreed.

Exh. A-I-2

EXHIBIT B

Project Token

$305 million Senior Unsecured Bridge Facility

Summary of Principal Terms and Conditions3

Borrower:	The Borrower under the Term Facility.

Agent:	CS, acting through one or more of its branches or affiliates, will act as administrative agent for the Senior Unsecured Bridge Facility (in such capacity, “Senior Unsecured Bridge Agent”) for a syndicate of banks, financial institutions and other institutional lenders reasonably acceptable to the Borrower (together with the Initial Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

Bookrunner and Lead Arranger:	CS Securities, DBSI, MSSF and UBSS will act as joint bookrunners and joint lead arrangers for the Senior Unsecured Bridge Facility described below (in such capacity, the “Senior Unsecured Bridge Lead Arranger”) and will perform the duties customarily associated with such roles. Other joint lead arrangers and bookrunners may be appointed by the Borrower as contemplated in the Commitment Letter.

Syndication Agent:	At the option of the Borrower, one or more financial institutions identified by the Borrower (in such capacity, the “Syndication Agent”)

Documentation Agent:	At the option of the Borrower, one or more financial institutions identified by the Borrower (in such capacity, the “Documentation Agent”).

Senior Unsecured Bridge Facility:	Senior unsecured increasing rate bridge loans (the “Senior Unsecured Bridge Loans”) in an aggregate principal amount of up to $305 million. The Senior Unsecured Bridge Loans will be funded in full on the Closing Date.

Definitive Documentation:	The definitive documentation for the Senior Unsecured Bridge Facility (the “Senior Unsecured Bridge Loan Documentation”) shall, except as otherwise set forth herein, be based on and consistent with the Documentation Precedent.

Purpose:	The proceeds of the Senior Unsecured Bridge Loans will be used by the Borrower on the Closing Date, together with the proceeds from the Equity Contribution, proceeds from borrowings under the Senior Facilities and proceeds from the issuance of Senior Unsecured Notes (if any), to (a) finance the Tender Offer and the Merger, (b) to repay the Refinanced Indebtedness and (c) pay Transaction Costs.

Availability:	The Senior Unsecured Bridge Loans will be made available on the Closing Date and must be drawn in a single drawing on the Closing

[3]	All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Commitment Letter to which this Term Sheet is attached or in Exhibit A thereto.

Exh. B-1

Date. Amounts borrowed under the Senior Unsecured Bridge Facility that are repaid or prepaid may not be reborrowed.

Ranking:	The Senior Unsecured Bridge Loans will constitute senior unsecured indebtedness of the Borrower, and will rank pari passu in right of payment with all obligations under the Senior Facilities and all other senior indebtedness of the Borrower.

Guarantees:	The Senior Unsecured Bridge Loans will be guaranteed by each Subsidiary Guarantor of the Senior Facilities (the “Note Guarantors”) on a senior unsecured basis (the “Guarantees”). The Guarantees will rank pari passu in right of payment with all obligations under the Senior Facilities and all other senior indebtedness of the Note Guarantors. The Guarantees will be automatically released upon release of the corresponding guarantees of the Senior Facilities or the other Indebtedness that triggered the obligation to give a guarantee; provided that such released guarantees shall be reinstated if such released guarantors thereof are required to subsequently guarantee the Senior Facilities or such other indebtedness.

Security:	None.

Interest Rates:	Interest for the first three month period commencing on the Closing Date shall be payable at Adjusted LIBOR (as defined below) plus 675 basis points per annum (the “Spread”). At the end of the three-month period commencing on the Closing Date, and at the end of each three- month period thereafter, the Spread shall increase by an additional 50 basis points.

“Adjusted LIBOR” on any date, means the higher of (a) the rate (adjusted for statutory reserve requirements for Eurocurrency liabilities) for Eurodollar deposits for a three-month period appearing on the LIBOR01 Page published by Reuters two business days prior to such date, as set at the beginning of each applicable interest period and (b) 1.00% per annum.

Notwithstanding anything to the contrary set forth above, at no time shall the per annum interest rate on the Senior Unsecured Bridge Loans, the Senior Unsecured Term Loans (as defined below) or the Senior Unsecured Exchange Notes (as defined below) exceed a percentage amount per annum specified in the Fee Letter (the “Total Senior Unsecured Cap”), subject to the Default Rate below.

In addition, in no event shall the interest rate on the Senior Unsecured Bridge Loans exceed the highest rate permitted under applicable law.

Interest Payments:	Interest on the Senior Unsecured Bridge Loans will be payable in cash, quarterly in arrears.

Default Rate:	Overdue principal and interest shall bear interest at the applicable interest rate plus 2.0% per annum.

Exh. B-2

Conversion and Maturity:	On the first anniversary of the Closing Date (the “Conversion Date”), any Senior Unsecured Bridge Loan that has not been previously repaid in full will be automatically converted into a senior unsecured term loan (each an “Senior Unsecured Term Loan”) due on the date that is eight years after the Closing Date (the “Senior Unsecured Maturity Date”), subject to the Conditions Precedent to Conversion set forth in Annex B-I. At any time on or after the Conversion Date, at the option of the applicable Lender, such Senior Unsecured Term Loans may be exchanged in whole or in part for senior unsecured exchange notes (the “Senior Unsecured Exchange Notes”) having an equal principal amount; provided, however, that the Borrower may defer the first issuance of Senior Unsecured Exchange Notes until such time as the Borrower shall have received requests to issue an aggregate of at least $100 million in principal amount of Senior Unsecured Exchange Notes.

The Senior Unsecured Term Loans will be governed by the provisions of the Senior Unsecured Bridge Loan Documentation and will have the same terms as the Senior Unsecured Bridge Loans except as expressly set forth on Annex B-I hereto. The Senior Unsecured Exchange Notes will be issued pursuant to an indenture that will have the terms set forth on Annex B-II hereto.

Mandatory Prepayments:	Consistent with the Documentation Precedent, the Senior Unsecured Bridge Loans shall be prepaid with, subject to certain customary and other exceptions and reinvestment rights to be agreed upon, (i) the net cash proceeds from the issuance of the Securities (as defined in the Fee Letter) and indebtedness incurred to refinance the Senior Unsecured Bridge Loans; provided that in the event any Lender or affiliate of a Lender purchases debt securities from the Borrower pursuant to a securities demand at a price above the level at which such Lender or affiliate has reasonably determined such debt securities can be resold by such Lender or affiliate to a bona fide third party at the time of such purchase (and notifies the Borrower thereof) the net cash proceeds received by the Borrower in respect of such debt security may, at the option of such Lender or affiliate, be applied first to prepay the Senior Unsecured Bridge Loans of such Lender or affiliate prior to being applied to prepay the Senior Unsecured Bridge Loans held by other Lenders; and (ii) the net cash proceeds from any non-ordinary course asset sales by the Borrower or any restricted subsidiary (including proceeds from the sale of stock of any restricted subsidiary) in excess of an amount to be agreed (over the amount required to be paid to the lenders under the Senior Facilities and any other secured indebtedness) and subject to reinvestment rights and other exceptions consistent with the Senior Unsecured Exchange Notes.

Prepayments from foreign subsidiaries’ asset sale proceeds will be limited under the definitive documentation to the extent (x) the repatriation of funds to fund such prepayments is prohibited, restricted or delayed by applicable local laws or (y) the repatriation of funds to fund such prepayments would result in material adverse tax

Exh. B-3

consequences; provided that, in any event, the Borrower shall use commercially reasonable efforts to eliminate such tax effects in its reasonable control in order to make such prepayments.

The Borrower will also be required to offer to prepay the Senior Unsecured Bridge Loans following the occurrence of a change of control (to be defined in a manner consistent with high-yield debt securities and the Documentation Precedent) at 100% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repayment.

Voluntary Prepayments:	The Senior Unsecured Bridge Loans may be prepaid, in whole or in part, at par plus accrued and unpaid interest to the date of prepayment but without premium or penalty upon not less than three business day’s prior written notice, at the option of the Borrower at any time.

Conditions Precedent to Initial Borrowing:	Only the following (consistent with the Documentation Precedent and subject to the last paragraph of Exhibit C): delivery of reasonably satisfactory customary (consistent with similar transactions for the Sponsor) legal opinions of counsel for the Borrower; a certificate from the chief financial officer of the Borrower in the form attached as Exhibit D (or, at the Borrower’s option, a solvency opinion from an independent investment bank or valuation firm of nationally recognized standing) with respect to Closing Date solvency (on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby); all documentation and other information required by regulatory authorities under applicable “know your customer” and anti- money laundering rules and regulations, including without limitation the Patriot Act (at least three business days prior to the Closing Date, in each case to the extent requested of the Borrower at least 10 business days prior to the Closing Date); customary corporate documents and officers’ and public officials’ certifications for the Borrower and the Note Guarantors; execution of the Guarantees by the Note Guarantors, which shall be in full force and effect; evidence of authority for the Borrower and the Note Guarantors; accuracy of Specified Representations and the Target Representations (each such term as defined in Exhibit C); and delivery of a notice of borrowing.

The Senior Unsecured Bridge Loan Documentation shall not contain (a) any conditions precedent other than the conditions precedent expressly set forth in the preceding paragraph, Section 6 of the Commitment Letter or Exhibit C to the Commitment Letter or (b) any representation or warranty, affirmative, negative or financial covenant or event of default not set forth in Section 6 of the Commitment Letter or Exhibit C thereto, the accuracy, compliance or absence, respectively, of or with which would be a condition to the initial borrowing under the Senior Unsecured Bridge Facility. The failure of any representation or warranty (other than the Specified Representations and the Target Representations) to be true and correct in all material respects on the Closing Date will not constitute the failure of a condition precedent to funding or a default under the Senior Unsecured Bridge Facility.

Exh. B-4

Assignments and Participations:	Each Lender shall have the right to assign or sell participations in the Senior Unsecured Bridge Loans held by it in compliance with applicable law to any third party with the prior written consent of the Senior Unsecured Bridge Agent (subject to exceptions consistent with the Documentation Precedent and not to be unreasonably withheld or delayed) and shall give notice to the Borrower of any such assignment; provided, however, that prior to any assignment of the Senior Unsecured Bridge Loans which occurs on or before the Conversion Date each Lender will consult with the Borrower regarding any such assignment and, unless there has been a Senior Unsecured Bridge Demand Failure Event (as defined in the Fee Letter) or a payment or bankruptcy event of default has occurred the consent of the Borrower will be required with respect to any assignment (such consent not to be unreasonably withheld or delayed) if, subsequent thereto, the Initial Lenders would hold less than 50.1% of the outstanding Senior Unsecured Bridge Loans. For any assignments for which the Borrower’s consent is required, such consent shall be deemed to have been given if the Borrower has not responded within 10 business days of a request for such consent.

Notwithstanding the foregoing, assignments (or, to the extent the Disqualified Lender list is made available to all Lenders, participations) of the Senior Unsecured Bridge Loans shall not be permitted to Disqualified Lenders (the list of which may be updated from time to time after the Closing Date with the consent of the Senior Unsecured Bridge Agent and will remain on file with the Senior Unsecured Bridge Agent and not subject to further disclosure) or to competitors of the Borrower identified by the Borrower from time to time; provided the Agent shall have no duties or responsibilities for monitoring or enforcing prohibitions on assignment to Disqualified Lenders. Any assigning Lender shall, in connection with any potential assignment, provide to the Borrower a copy of its request (including the name of the prospective assignee) concurrently with its delivery of the same request to the Agent irrespective of whether or not an event of default relating to payment default or bankruptcy has occurred and is continuing.

Assignments shall not be deemed non-pro rata payments. Non-pro rata prepayments will be permitted to the extent required to permit “extension” transactions and “replacement” facility transactions (with existing and/or new Lenders), subject to customary restrictions for affiliates of the Sponsor.

Assignments to the Sponsor and its affiliates (other than Holdings and its subsidiaries, except as set forth below) (each, an “Affiliated Lender”) shall be permitted, subject only to the following limitations:

(i) no receipt of information provided solely to Lenders and no participation in Lender meetings;

(ii) the purchaser shall make a customary representation to the seller at the time of the assignment that it does not possess material non-public information with respect to Holdings and its subsidiaries that

Exh. B-5

has not been disclosed to the seller or the Lenders generally (other than the Lenders that have elected not to receive material non-public information);

(iii) the amount of Senior Unsecured Bridge Loans owned or held by such Affiliated Lenders may not, in the aggregate, exceed 30% of the outstanding principal amount of such loans, calculated as of the date of such purchase;

(iv) for purposes of any amendment, waiver or modification of the loan documents that does not adversely affect such Affiliated Lender (in its capacity as a Lender) in a disproportionally adverse manner as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as non-affiliated Lenders voting on such matter; and

(v) any Affiliated Lender that becomes a Lender shall waive its rights to bring actions (in its capacity as a Lender) against the Senior Unsecured Bridge Agent.

Assignments of Senior Unsecured Bridge Loans to Sponsor Debt Fund Affiliates (as defined in the Fee Letter) will be permitted and will not be subject to the foregoing limitations; provided that, for purposes of determining whether the required lenders have consented to any amendment or waiver under the Senior Unsecured Bridge Loan Documentation, the aggregate amount of Senior Unsecured Bridge Loans of Sponsor Debt Fund Affiliates will be excluded to the extent in excess of 49.9% of the outstanding principal amount of Senior Unsecured Bridge Loans that constitute required lenders.

Non-Pro Rata Repurchases:	Holdings and its subsidiaries may purchase from any Lender, at individually negotiated prices, outstanding principal amounts under the Senior Unsecured Bridge Facility in a non-pro rata manner; provided that (i) the purchaser shall make a representation to the seller at the time of assignment that it does not possess material non-public information with respect to Holdings and its subsidiaries that has not been disclosed to the seller or Lenders generally (other than the Lenders that have elected not to receive material non-public information), (ii) any loans so repurchased shall be immediately cancelled, (iii) no proceeds of loans under the Revolving Facility shall be utilized to make such purchases and (iv) no default or an event of default exists or would result therefrom.

Representations and Warranties:	The Senior Unsecured Bridge Loan Documentation will contain representations and warranties relating to the Borrower and its restricted subsidiaries specified under the caption “Representations and Warranties” in the Senior Facilities Term Sheet, with such changes as are appropriate to reflect the Senior Unsecured Bridge Loans and consistent with the Documentation Precedent (and in any event such representations and warranties shall not be more restrictive to the Borrower than those set forth in the documentation for the Senior Facilities).

Exh. B-6

Covenants:	The Senior Unsecured Bridge Loan Documentation will contain such affirmative covenants consistent, to the extent applicable, with those of the Term Facility and, in addition, a customary securities demand covenant. The Senior Unsecured Bridge Loan Documentation will contain incurrence-based negative covenants with respect to the Borrower and its restricted subsidiaries consistent with the Senior Unsecured Exchange Notes. In no event will the covenants be more restrictive than the corresponding covenants in the Senior Facilities; provided that the covenants governing the making of distributions may be more restrictive prior to the Conversion Date in a manner to be agreed.

Financial Covenants:	None.

Events of Default:	Consistent with the Documentation Precedent.

In case an Event of Default shall occur and be continuing, the holders of at least 25% in aggregate principal amount of the Senior Unsecured Bridge Loans then outstanding, by notice in writing to the Borrower, may declare the principal of, and all accrued interest on, all Senior Unsecured Bridge Loans to be due and payable immediately. If a bankruptcy event of the Borrower occurs, the principal of and accrued interest on the Senior Unsecured Bridge Loans will be immediately due and payable without any notice, declaration or other act on the part of the holders of the Senior Unsecured Bridge Loans. An acceleration notice may be annulled and past defaults (except for monetary defaults not yet cured) may be waived by the holders of a majority in aggregate principal amount of the Senior Unsecured Bridge Loans.

Voting:	Amendments and waivers of the Senior Unsecured Bridge Loan Documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the Senior Unsecured Bridge Loans, except that the consent of each Lender directly adversely affected shall be required with respect to (a) reductions of principal, interest or fees payable to such Lender (provided that, waiver of a default or change to financial ratios shall not constitute a reduction of interest for this purpose), (b) extensions of final maturity of the Senior Unsecured Bridge Loans of such Lender (except as provided under the caption “Conversion and Maturity” above), (c) releases of all or substantially all of the value of the Guarantees (other than in connection with any release of the relevant Guarantees permitted by the Senior Unsecured Bridge Loan Documentation), (d) additional restrictions on the right to exchange Senior Unsecured Term Loans for Senior Unsecured Exchange Notes or any amendment of the rate of such exchange, and (e) any reduction of the voting rights of such Lender.

Cost and Yield Protection:	Usual for facilities and transactions of this type consistent with the Documentation Precedent (including, without limitation, customary provisions with respect to Dodd-Frank and Basel III).

Exh. B-7

Expenses and Indemnification:	Indemnification by the Borrower of each Indemnified Person (as defined in Exhibit A to the Commitment Letter) for matters arising out of or in connection with the Commitment Letter, the Fee Letter, the Transactions, the Facilities or any related transaction or any claim, actions, suits, inquiries, litigation, investigation or other proceeding (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by the Borrower’s or the Target’s equity holders, creditors or any other third party or by Holdings, Target or any of their respective affiliates) that relates to the Transactions, including the Facilities, the Merger, the Tender Offer or any transactions connected therewith; provided that no Indemnified Person will be indemnified for any cost, expense or liability (i) to the extent determined in the judgment of a court of competent jurisdiction in a final, non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person or any of such Indemnified Person’s controlled or controlling affiliates or any or its or their respective officers, directors, employees, advisors, controlling persons or members, (ii) arising from a material breach of such Indemnified Person’s (or any of their respective affiliates, successors and assigns and the officers, directors, employees, advisors, controlling persons and members) obligations under the definitive loan documentation (as determined in a final, non-appealable judgment by a court of competent jurisdiction), or (iii) arising from any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of its affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against any Agent or Senior Unsecured Bridge Lead Arranger in its capacity as such). In addition, all reasonable, documented out-of-pocket expenses (including, without limitation, fees, disbursements and other charges of one firm of counsel for all such persons, taken as a whole (and, if necessary, by a single firm of local counsel in each appropriate jurisdiction for all such persons, taken as a whole) (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel with your prior written consent (not to be unreasonably withheld), of another firm of counsel for such affected Indemnified Person)) of (x) the Senior Unsecured Bridge Agent, Senior Unsecured Bridge Lead Arranger, the Syndication Agent and the Lenders for the enforcement costs and documentary taxes associated with the Senior Unsecured Bridge Facility and (y) the Senior Unsecured Bridge Agent in connection with the preparation, execution and delivery of any amendment, waiver or modification of the Senior Unsecured Bridge Facility (whether or not such amendment, waiver or modification is approved by the Lenders) will in each case be paid by the Borrower if the Closing Date occurs.

Governing Law:	New York.

Exh. B-8

Counsel to the Senior Unsecured Bridge Agent and the Senior Unsecured Bridge Lead Arranger:	Paul Hastings LLP.

Exh. B-9

ANNEX B-I

Senior Unsecured Term Loans

Maturity:	The Senior Unsecured Term Loans will mature on the date that is eight years after the Closing Date.

Interest Rate:	The Senior Unsecured Term Loans will bear interest at an interest rate per annum (the “Senior Unsecured Term Loan Interest Rate”) equal to the Total Senior Unsecured Cap. Interest shall be payable on the last day of each fiscal quarter of the Borrower and on the Senior Unsecured Maturity Date, in each case payable in arrears and computed on the basis of a 360 day year.

Guarantees:	Same as the Senior Unsecured Bridge Loans.

Security:	None.

Covenants, Prepayments, Events of Default and Voting:	Upon and after the Conversion Date, the covenants, mandatory prepayment provisions, events of default and voting provisions that would be applicable to the Senior Unsecured Exchange Notes, if issued, will also be applicable to the Senior Unsecured Term Loans in lieu of the corresponding provisions of the Senior Unsecured Bridge Loan Documentation; provided that the optional prepayment provisions applicable to the Senior Unsecured Bridge Loans shall remain applicable to the Senior Unsecured Term Loans.

Conditions Precedent to Conversion:	The conversion of the Senior Unsecured Bridge Loans into Senior Unsecured Term Loans on the Conversion Date is subject to no event of default in effect with respect to a payment or bankruptcy event of default.

Exh. B-I-1

ANNEX B-II

Senior Unsecured Exchange Notes

Issuer:	The Borrower, in its capacity as the issuer of the Senior Unsecured Exchange Notes, is referred to as the “Issuer.”

Issue:	The Senior Unsecured Exchange Notes will be issued under an indenture in a form and on terms (other than as set forth herein) consistent with the Documentation Precedent.

Maturity:	The Senior Unsecured Exchange Notes will mature on the date that is eight years after the Closing Date.

Interest Rate:	The Senior Unsecured Exchange Notes will bear interest at a fixed rate equal to the Total Senior Unsecured Cap.

Guarantees:	Same as the Senior Unsecured Bridge Loans.

Security:	None.

Ranking:	Consistent with the Senior Unsecured Bridge Loans.

Mandatory Redemption:	None.

Optional Redemption:	Unless a Senior Unsecured Bridge Demand Failure Event has occurred, in the case of Senior Unsecured Exchange Notes held by an Initial Lender under the Senior Unsecured Bridge Facility or any affiliate of any such Initial Lender (other than an Asset Management Affiliate (as defined below) or in ordinary course market making), the Issuer may redeem such Senior Unsecured Exchange Notes in whole or in part at par plus accrued and unpaid interest at any time after the issuance thereof. The redemption provisions of the Senior Unsecured Exchange Notes will provide for non-ratable voluntary redemptions of Senior Unsecured Exchange Notes held by any Initial Lender and its affiliates (other than Asset Management Affiliates) at such prices for so long as such Senior Unsecured Exchange Notes are held by them; provided that such non-ratable voluntary redemption shall, as between such Initial Lender and such affiliates, be made on a pro rata basis.

Except as set forth below, Senior Unsecured Exchange Notes held by any party that is not an Initial Lender under the Senior Unsecured Bridge Facility and is not affiliated with any such Initial Lender (other than bona fide investment funds and entities that manage assets on behalf of unaffiliated third parties or in ordinary course market making (the “Asset Management Affiliates”)), will be non-callable until the third anniversary of the Closing Date.

Prior to the third anniversary of the Closing Date, the Issuer may redeem such Senior Unsecured Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the third anniversary of the Closing Date plus 50 basis points.

Exh. B-II-1

Prior to the third anniversary of the Closing Date, the Issuer may redeem up to 40% of such Senior Unsecured Exchange Notes with proceeds from an equity offering at a price equal to par plus the coupon on such Senior Unsecured Exchange Notes.

After the third anniversary of the Closing Date, Senior Unsecured Exchange Notes will be callable at par plus accrued interest plus a premium equal to three quarters of the coupon on such Senior Unsecured Exchange Notes, which premium shall decline ratably on each anniversary of the Closing Date thereafter to zero on the date that is two years prior to the maturity date.

Offer to Purchase from Asset Sale Proceeds:	The Issuer will be required to make an offer to repurchase the Senior Unsecured Exchange Notes with the net cash proceeds from any non-ordinary course asset sales or dispositions by the Issuer or any Note Guarantor in accordance with the Documentation Precedent to the extent any such proceeds are not otherwise applied in a manner consistent with the Documentation Precedent.

Offer to Repurchase Upon a Change of Control:	The Issuer will be required to make an offer to repurchase the Senior Unsecured Exchange Notes following the occurrence of a “change of control” (to be defined in a manner consistent with the Documentation Precedent) at a price in cash equal to 101% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

Defeasance and Discharge Provisions:	Customary for high yield debt securities consistent with the Documentation Precedent.

Modification:	Customary for high yield debt securities consistent with the Documentation Precedent.

Registration Rights:

The Borrower will file, and will use its commercially reasonable efforts to cause to become effective as soon thereafter as practicable, a shelf registration statement with respect to the Senior Unsecured Exchange Notes (a “Shelf Registration Statement”) and/or a registration statement relating to a Registered Exchange Offer (as defined below). If a Shelf Registration Statement is filed, the Borrower will keep such registration statement effective and available (subject to customary exceptions) until the earlier of the date all Senior Unsecured Exchange Notes registered thereby have been resold and the date that is two years from the Conversion Date. If within 365 days from the first issuance of Senior Unsecured Exchange Notes, a Shelf Registration Statement for the Senior Unsecured Exchange Notes has not been declared effective or the Borrower has not effected an exchange offer (a “Registered Exchange Offer”) whereby the Borrower has offered registered notes having terms identical to the Senior Unsecured Exchange Notes (the “Substitute Notes”) in exchange for all outstanding Senior Unsecured Exchange Notes (it being understood that a Shelf Registration Statement is required to be made available in respect of Senior Unsecured Exchange Notes the holders of which could not receive

Exh. B-II-2

Substitute Notes through the Registered Exchange Offer that, in the opinion of counsel, would be freely saleable by such holders without registration or requirement for delivery of a current prospectus under the Securities Act of 1933, as amended (the “Securities Act”) (other than a prospectus delivery requirement imposed on a broker-dealer who is exchanging Senior Unsecured Exchange Notes acquired for its own account as a result of a market making or other trading activities)), then the Borrower will pay liquidated damages of 0.25% per annum on the principal amount of Senior Unsecured Exchange Notes outstanding (which rate of liquidated damages shall increase by 0.25% per annum after 90 days to a maximum of 1.00% per annum) to holders of such Senior Unsecured Exchange Notes from and including the 366th day after the date of the first issuance of Senior Unsecured Exchange Notes to but excluding the earlier of the effective date of such Shelf Registration Statement or the date of consummation of such Registered Exchange Offer. The Borrower will also pay such liquidated damages for any period of time (subject to customary exceptions) following the effectiveness of a Shelf Registration Statement that such Shelf Registration Statement is not available for resales thereunder.

Covenants:	Substantially the same as those in the Documentation Precedent for high yield debt securities (including in respect of baskets and carveouts to such covenants), subject to the provisions below; provided, that such covenants shall in no event be more restrictive than the corresponding covenant in the Term Facility (including, without limitation, with respect to acquisitions, dispositions and restricted payments). For the avoidance of doubt, there shall be no financial maintenance covenants.

1. The provisions limiting indebtedness shall, in addition to carve-outs consistent with the Documentation Precedent:

•	permit the incurrence of indebtedness by the Issuer and its restricted subsidiaries if the Fixed Charge Coverage Ratio on a pro forma basis is not less than 2.00 to 1.00 on the date of incurrence;

•	provide for the incurrence of indebtedness pursuant to baskets consistent with the Documentation Precedent and include a general indebtedness basket of at least the greater of $150 million and the Corresponding Multiple of LTM EBITDA on a pro forma basis; and

•

provide that the amount of indebtedness incurred under the “bank basket” will not exceed an amount equal to the sum of (i) the aggregate amount of the Senior Facilities (including the accordion provisions thereunder) plus a cushion of $50 million, plus (ii) such additional amount of indebtedness that may be incurred that would not cause the Net First Lien Leverage Ratio on a pro forma basis on the date of incurrence to exceed the ratio that is 0.25x above the pro forma Net First Lien Leverage Ratio on the Closing Date (it being understood that any indebtedness

Exh. B-II-3

incurred under clause (ii) above shall be included in the definition of the Net First Lien Leverage Ratio).

2.	The provisions limiting liens shall provide for customary permitted liens consistent with the Documentation Precedent and include (i) a general permitted liens basket of the greater of $150 million and the Corresponding Multiple of LTM EBITDA on a pro forma basis; (ii) the ability to incur liens on indebtedness to the extent that the Net Secured Leverage Ratio on a pro forma basis is not greater than 4.25 to 1.00 and (iii) the ability to incur liens on assets of non-Note Guarantor subsidiaries so long as such liens secure obligations of non-Note Guarantor subsidiaries that are otherwise permitted.

3.	The provisions limiting restricted payments shall provide (i) that the restricted payment “builder” will be based on cumulative EBITDA of the Issuer less 1.4x interest expense and otherwise defined in a manner consistent with the Documentation Precedent and (ii) for the making of other restricted payments and restricted investments pursuant to baskets consistent with the Documentation Precedent and include a general restricted payment basket of the greater of $100 million and the Corresponding Multiple of LTM EBITDA on a pro forma basis.

Events of Default:	Customary for high yield debt securities and consistent with the Documentation Precedent.

Exh. B-II-4

EXHIBIT C

Project Token

$875 million Senior Secured Credit Facilities

$305 million Senior Unsecured Bridge Facility

Conditions Precedent to Borrowings4

Except as otherwise set forth below, the initial borrowing under each of the Facilities shall be subject to the following additional conditions precedent (which shall be satisfied or waived prior to or substantially concurrent with the other Transactions):

1. The Merger and, if applicable, the Tender Offer, shall be consummated simultaneously or substantially concurrent with the closing under the Senior Facilities on the terms described in the Merger Agreement, without giving effect to any amendment, waiver, consent or other modification thereof by Holdings that is materially adverse to the interests of the Lenders (in their capacities as such) unless it is approved by the Arrangers (which approval shall not be unreasonably withheld, delayed or conditioned). For purposes of the foregoing condition, it is hereby understood and agreed that any reduction in the purchase price in connection with the Merger Agreement, shall be deemed to be materially adverse to the interests of the Lenders (in their capacities as such), unless such reduction is applied as follows: (x) 25% to reduce the required Equity Contribution and (y) 75% to reduce the amount of the Term Facility and the Senior Unsecured Bridge Facility on a pro rata basis; provided, however that the portion of any such reduction that would result in the Senior Unsecured Bridge Facility being reduced to less than $250 million shall be solely applied to the Term Facility. The Equity Contribution shall have been made (or substantially simultaneously or concurrently with the closing under the Senior Facilities shall be made) in at least the amount set forth in Exhibit A.

2. Since the date of the Merger Agreement, there has not been, individually or in the aggregate, a Material Adverse Effect. A “Material Adverse Effect” shall mean, with respect to the Company, any fact, change, event, occurrence, condition or development which has, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, provided that none of the following in and of itself shall be a Material Adverse Effect: (i) changes, events, occurrences or effects generally affecting the economy or the financial, debt, credit, capital, banking or securities markets or conditions, in the United States or elsewhere in the world, including effects on such segments, economy or markets resulting from or arising out of (1) any regulatory or political conditions or developments, or (2) any outbreak, escalation or threat of hostilities, declared or undeclared acts of war, sabotage or terrorism, or weather or climatic conditions or other force majeure events; or (ii)(A) changes in Law or in generally accepted accounting principles or in accounting standards, or changes in general legal, regulatory or political conditions, (B) the announcement or consummation of the Merger Agreement or any fact, change, event, occurrence, condition or development resulting from any actions taken by the Company or any of its Subsidiaries at the written request of Parent, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, Franchisees, partners or employees; provided that with respect to references to Material Adverse Effect in connection with the representations and warranties set forth in Sections 4.3, 4.4, 4.7(a)(xiii), 4.9(c), 4.12(h), 4.14(b) and 4.15(b) of the Merger Agreement, the exception set forth in this subclause (ii)(B) shall not apply, (C) the identity of Parent, Merger Sub or any of their respective Affiliates as a party to the Transactions, (D) any action taken by the Company or its Subsidiaries as required by the Merger Agreement or (E) any decline in the market price, or change in trading volume, of the Company Common Stock or any failure of the Company to meet internal projections or forecasts, or projections or forecasts of any other Person, of revenues, earnings or cash flow for any period ending on or after the date of this Agreement (provided that this clause (ii)(E) shall not prevent or otherwise affect a determination that any fact, change, event, occurrence, condition or development underlying such change in market price or trading volume or failure has, or would reasonably be expected to have, or

[4]	All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Commitment Letter to which this Exhibit C is attached or in Exhibit A or B thereto.

Exh. C-1

contribute to, a Material Adverse Effect); unless, in the cases of clauses (i) or (ii), any such fact, change, event, occurrence, condition or development has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, when compared to other companies operating in the same industries in which the Company or its Subsidiaries operate. Capitalized terms used in this definition of “Material Adverse Effect,” other than the definition of “Merger Agreement,” shall have the same meaning set forth in the Merger Agreement as in effect on the date hereof.

3. The Financial Institution shall have received a pro forma consolidated balance sheet and a related pro forma consolidated statement of income of the Borrower and its subsidiaries (based on the financial statements of the Target referred to in paragraph 4 below) as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days before the Closing Date, or, if the most recently completed fiscal period is the end of a fiscal year, ended at least 90 days before the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other statement of income), which reflect adjustments applied in accordance with Regulation S-X of the Securities Act of 1933, as amended, including adjustments customary for Rule 144A transactions, it being understood that any purchase accounting adjustments may be preliminary in nature and be based only on estimates and allocations determined by the Borrower.

4. The Financial Institution shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Target and its subsidiaries, for the three most recently completed fiscal years ended at least 90 days before the Closing Date and (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Target and its subsidiaries, for each subsequent fiscal quarter ended at least 45 days before the Closing Date (other than any fiscal fourth quarter) after the most recent fiscal period for which audited financial statements have been provided pursuant to clause (a) hereof, in each case prepared in accordance with GAAP.

5. With respect to the Senior Unsecured Bridge Facility, (i) one or more investment banks reasonably satisfactory to the Financial Institution (collectively, the “Investment Banks”) shall have been engaged to publicly sell or privately place the Senior Unsecured Notes, and the Borrower shall have used commercially reasonable efforts to ensure that the Financial Institution and such Investment Banks each shall have received, not later than 15 consecutive days prior to the Closing Date, a complete printed preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum for the Senior Unsecured Notes suitable for use in a customary (for high yield debt securities consistent with the Documentation Precedent) “high-yield road show” relating to the Senior Unsecured Notes in a form customary for offerings under Rule 144A, which contains all financial statements, pro forma financial statements and other data to be included therein (including all audited financial statements, all unaudited financial statements and, in the case of unaudited financial statements, reviewed by its independent accountants as provided in Statement on Auditing Standards No. 100) (subject to exceptions customary for a Rule 144A offering involving high yield debt securities, including that such offering memorandum shall not be required to include financial statements or information required by Rules 3-10 or 3-16 of Regulation S-X, Compensation Discussion and Analysis otherwise required by Regulation S-K Item 402(b) or other information customarily excluded from a Rule 144A offering memorandum), necessary for the Investment Banks to receive customary (for high yield debt securities) “comfort” (including “negative assurance” comfort) in connection with the offering of such debt securities and (ii) the Borrower shall have used commercially reasonable efforts to ensure that the Investment Banks shall have been afforded a period of at least 15 consecutive days following receipt of an Offering Document including the information described in clause (i) to seek to place the Senior Unsecured Notes; provided that July 3, 2014 and July 4, 2014 may not be included in such 15-consecutive-day period.

6. With respect to the Senior Facilities (i) the Borrower shall have used commercially reasonable efforts to ensure that the Financial Institution shall have received, not later than 15 consecutive days prior to the Closing Date, a Confidential Information Memorandum and other customary marketing materials to be used in

Exh. C-2

connection with the syndication and (ii) the Borrower shall have used commercially reasonable efforts to ensure that the Arrangers shall have been afforded a period of at least 15 consecutive days following receipt of such Confidential Information Memorandum to syndicate the Senior Facilities; provided that July 3, 2014 and July 4, 2014 may not be included in such 15-consecutive-day period.

7. On the Closing Date, after giving effect to the Transactions, none of Holdings, the Borrower or any of its subsidiaries shall have any third party debt for borrowed money other than (i) the Facilities, the Senior Unsecured Notes and/or the Securities, (ii) other indebtedness permitted to be incurred or outstanding on or prior to the Closing Date pursuant to the Merger Agreement as in effect on the date hereof (as may be modified with the Arrangers’ consent in accordance with the second sentence of paragraph 1 above) and (iii) other indebtedness approved by the Arrangers in its reasonable discretion.

8. All fees required to be paid on the Closing Date pursuant to the Commitment Letter and the Fee Letter and reasonable and documented out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter with respect to expenses, to the extent invoiced at least three business days prior to the Closing Date, shall, upon the initial borrowing under the Senior Facilities, have been paid (which amounts may be offset against the proceeds of the Senior Facilities).

Notwithstanding anything in this Exhibit C, the Commitment Letter, the Term Sheets, the Fee Letter or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations (and related defaults) the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be (i) such of the representations made by or with respect to the Target and its subsidiaries in the Merger Agreement as are material to the interests of the Lenders (in their capacities as such) (but only to the extent that Holdings has the right to terminate its obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement) (the “Target Representations”) and (ii) the Specified Representations (as defined below) made by the Borrower in the definitive documentation for the Facilities, and (b) the terms of the definitive documentation for the Facilities shall be such that they do not impair the availability of the Facilities on the Closing Date if the conditions set forth in this Exhibit C, in Section 6 of the Commitment Letter and in each of the Term Sheets under the paragraph titled “Conditions Precedent to Initial Borrowing” are satisfied or waived (it being understood that, to the extent any security interest in the intended Collateral or any deliverable related to the perfection of security interests in the intended Collateral (other than any Collateral the security interest in which may be perfected by the filing of a UCC financing statement or the possession of the stock certificates of the Borrower or any material domestic subsidiary (to the extent, with respect to such subsidiaries, such stock certificates are received from the Target on or prior to the Closing Date), is not or cannot be provided and/or perfected on the Closing Date (1) without undue burden or expense or (2) after your use of commercially reasonable efforts to do so, then the provision and/or perfection of such security interest(s) or deliverable shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Agent and the Borrower). “Specified Representations” means the representations of the Borrower and each Guarantor (to the extent applicable to such Guarantor in the Documentation Precedent) in the definitive documentation with respect to the Facilities relating to incorporation, corporate power and authority to enter into the definitive documentation relating to the Facilities, due authorization and execution, no conflict with the Borrower’s organizational documents, delivery and enforceability of such financing documentation, Closing Date solvency on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby (solvency to be defined in a manner consistent with the solvency certificate set forth in Exhibit D hereto), Federal Reserve margin regulations, the Investment Company Act, PATRIOT Act, FCPA, OFAC, laws against sanctioned persons and the creation, validity and perfection of the security interest granted in the intended Collateral to be perfected (except as provided above).

Exh. C-3

EXHIBIT D

FORM OF

SOLVENCY CERTIFICATE

[                    ], 20[    ]

This Solvency Certificate is delivered pursuant to Section [    ] of the Credit Agreement dated as of [                    ], 20[    ], among [            ] (the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby certifies, solely in his capacity as an officer of the Borrower and not in his individual capacity, as follows:

1. I am the [Chief Financial Officer] of the Borrower. I am familiar with the Transactions, and have reviewed the Credit Agreement, financial statements referred to in Section [    ] of the Credit Agreement and such documents and made such investigation as I have deemed relevant for the purposes of this Solvency Certificate.

2. As of the date hereof, immediately after giving effect to the consummation of the Transactions, on and as of such date (i) the fair value of the assets of the Borrower and its subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

3. As of the date hereof, immediately after giving effect to the consummation of the Transactions, the Borrower does not intend to, and the Borrower does not believe that it or any of its subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its debts or the debts of any such subsidiary.

This Solvency Certificate is being delivered by the undersigned officer only in his capacity as [Chief Financial Officer] of the Borrower and not individually and the undersigned shall have no personal liability to the Administrative Agent or the Lenders with respect thereto.

Exhibit D-1

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

[ ]

By:

Name: Title: [Chief Financial Officer]

[Remainder of Page Intentionally Left Blank]

Exhibit D-2